UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

KingsCrowd, Inc.
(Exact name of issuer as specified in its charter)

Commission File Number: 024-11497

Delaware	85-1714241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

855 Boylston Street, Suite 1000, Boston MA	02116
(Address of principal executive offices)	(Zip Code)

(914) 826-4520

Issuer’s telephone number, including area code

Class A Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Existing Offering of Securities Pursuant to Regulation A

As of the filing date of this annual report on Form 1-K (“Annual Report”), we are offering up to 15,000,000 shares of our Class A common stock pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings (the “Offering”), pursuant to an offering statement qualified by the staff of the Securities and Exchange Commission, or SEC, on August 4, 2021, which refer to throughout this Annual Report as the “offering statement.” Of the 15,000,000 shares of Class A common stock being offered, (i) we are offering up to an aggregate of 13,000,000 newly issued shares of our Class A common stock, which we refer to as the “Company Offered Shares” and (ii) selling stockholders are offering up to an aggregate of 2,000,000 of Class A common stock currently outstanding, which we refer to as the “Selling Stockholder Shares” and together with the Company Offered Shares, the “Offering Shares”. We will not receive any of the proceeds from the sale of the Selling Stockholder Shares in the Offering. Of the Selling Stockholder Shares being offered in the Offering, our president is offering up to 1,000,000 shares and an entity controlled by a member of our board of directors is offering up to 1,000,000 shares. The shares being offered in the Offering by the affiliate of our director are currently held as Class B common stock which shares will convert into shares of Class A common stock upon the sale of such shares in the Offering. We will pay all of the expenses of the Offering (other than the discounts and commissions payable with respect to the Selling Stockholder Shares sold in the offering).

As of March 31, 2022, we had sold 5,127,062 Offering Shares under the Offering, which includes 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in thee Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the principal; amount of and accrued interest on certain convertible promissory notes that we sold in 2020 and 2021, which we refer to throughout this Annual Report as the “2021 Convertible Notes,” for total non-cash consideration of $1,130,753,  or $0.80 per share, and the Company has realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders have received $552,546 from the sale of their Selling Stockholder Shares

2

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise capital in our offering (the “Offering”) sufficient to execute the range of our growth strategies;

•	our ability to effectively deploy the proceeds raised in our Offering;

•	our ability to attract new subscribers or convert free tier subscribers into paying subscribers;

•	our ability to retain our current subscribers and sell paid tier products to them;

•

a decline in stock markets or other events that negatively impact the stock markets or the availability of capital for smaller companies that result in fewer people making retail investments and a smaller potential audience for our products;

•	our ability to enter into strategic partnerships with financial services institutions and other financial professionals;

•

public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•	our ability to retain our founder and other key personnel;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	interruptions or delays in the services provided by internet service providers that impair the delivery of our products;

•	changes in government regulations that materially harm our business;

•	our ability to successfully manage our growth;

•	our failure to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

3

•	our ability to scale our business quickly enough to match the anticipated growth of our subscriber base;

•	our failure to effectively develop and expand our sales and marketing capabilities;

•	our failure to maintain and enhance our brand, which negatively impacts our ability to expand our customer base

•	our failure to adequately protect our proprietary rights in our ratings algorithms and other proprietary technologies;

•	our failure to compete effectively in the markets in which we participate;

•	our ability to successfully identify and integrate valuable acquisitions, strategic investments, partnerships, collaborations and alliances;

•	our ability to obtain additional capital on acceptable terms to support the growth of our business;

•	the impact of natural catastrophic events, pandemics, and man-made problems, such as power-disruptions, computer viruses, data security breaches, and terrorism, that disrupt our business;

•	the imposition of liability for the information and data we collect and distribute or the reports and other documents produced by our software products;

•	the impact of other litigation that could be initiated against that could be costly and time-consuming to defend;

•	risks associated with breaches of our data security;

•	the impact of the lack of a public market for our Class A common stock or any of our securities on our ability to attract investors and provide existing and new investors with liquidity; and

•

the concentration of voting power in the two holders of our Class B common stock both of whose directors or managers are directors of our Company, which will limit or preclude the ability of holders of Class A common stock to influence corporate matters.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

4

Item 1. Business

Overview

Our mission is to democratize investing by providing institutional grade research, analytics tools and ratings to investors in the online private markets.

We offer new and seasoned investors in the online private markets the research and insight they need to make data driven investment decisions. We deliver our data in manageable and cogent segments in plain English without diluting the substance or importance of the information, which keeps the data accessible to novice investors without sacrificing the depth and intricacies demanded by more sophisticated investors. We also offer our subscribers online training and educational tools that instruct them as to how to capitalize on the quantity and quality of data we provide.

We believe that we are the first and only comprehensive data-driven rating and analytics facility to service the online private market space. Our market is relatively new, arising out of the JOBS Act passed in 2012, and is growing dramatically as investors seek to harness the potential of investing in start-up and early-stage growth companies. As the first to market, we are amassing and analyzing data sets that we believe will provide us with significant advantages that will differentiate our Company from our future competitors for years to come. Some of these advantages include gaining familiarity with different classes of investors, which will allow us to develop the products that or users most desire, and enhancing our proprietary ratings algorithms, which will allow us to provide increasingly more accurate ratings. We also believe that our first to market status will allow us to take a leadership role in the field and establish procedures and conventions that develop into industry standards.

Our Company was founded to fill what our founder, Chris Lustrino, perceived to be a void in the securities industry for information pertaining to the new class of online private offerings that were gaining acceptance among investors. Mr. Lustrino investigated the market for products such as those that we offer and found that not only were there no products that comprehensively covered the space but that the products that did exist offered information only sporadically and about a very limited number of offerings being made under Reg A and Reg CF.

In the course of his research, Mr. Lustrino reviewed the largest companies that provide data-driven rating and analytics services, such as Morningstar, Moody’s Investors Service, Standard and Poor’s, Bloomberg and Value Line, to determine what products, if any, they offered that cover online private markets. He also reviewed products offered by the smaller though still national companies that traditionally cover private equity markets, such as Pitchbook, Crunchbase and CB Insights, to determine what products they were offering that cover online private markets. He also examined providers that focused on Reg CF and Reg A offerings, such as such as Angels & Entrepreneurs, CAPVee, and Crowdlustro.

This investigation revealed that there are no other companies that were providing research, analytics and rating solutions that cover all of the Reg A and Reg CF offerings in the market at any given time. Rather, he found that the most prominent companies that provide research, ratings and analytics focus on securities transactions made by the larger companies that are listed on national or international exchanges and cover only a very small percentage of Reg A and Reg CF deals. Further, he found that the midsize companies provide information only about certain Reg CF and Reg A offerings that have been screened to appeal to these companies’ clients, which include venture capital and private equity funds. In the course of his research, he determined that the smaller and startup companies whose stated purpose is to cover the online private markets, such as Angels & Entrepreneurs, provide color commentary and recommendations in a newsletter format, with no emphasis on data and ratings, or do not yet possess a public facing infrastructure to offer products that provide the breadth of coverage that our solutions offer for every deal in the market.

These findings gave rise to our Company and to our belief and statements that we are the first and only comprehensive data-driven rating and analytics facility to service the online private market space. As we grow and expand our coverage, we continue to assess our industry regularly to ascertain what types of products are being offered by other companies to gauge both our competition and our position in the industry.

Currently, we cover all Reg CF deals available to the market, approximately 60% of Reg A offerings and are commencing coverage of Rule 506(c) offerings that are live on online private market funding portals.

5

Corporate History and Information

Our Corporate History

We were formed as a manager managed limited liability company in Delaware in December 2017. After June 5, 2018 and through the date of our Corporate Conversion from a limited liability company to a corporation, as described below, our board of managers had been comprised of Christopher Lustrino, Nantascot and Netcapital, Inc., or NCI.

In August 2018, we closed a Reg CF offering in which we sold an aggregate of 108,348 units in KingsCrowd LLC prior to the Corporate Conversion described below, for an aggregate price of $121,350, or $1.12 per unit (the equivalent of approximately 1,378,095 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.088 per share).

Commencing in late 2018 and continuing through early 2020, we sold an aggregate of 520,378 units in KingsCrowd LLC prior to the Corporate Conversion described below, for an aggregate price of $1,046,455, or $1.80 per unit (the equivalent of approximately 6,618,766 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share).

In November 2018, we acquired certain assets of Crowditz, LLC, a data provider for the Reg CF space, consisting of website domains, software, newsletter subscribers, images, and computer equipment. The acquisition accelerated the growth of our data base of information relating to companies undertaking Reg CF offerings. As consideration for the purchased assets, we issued 90,317 common units, to the owners of Crowditz, LLC, which were valued at $162,571 based on the price of the Company’s common units in the Reg CF offering which were conducting at the time (the equivalent of approximately 1,148,756 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share).

In 2019, we sold 27,776 common units to an investor at $1.80 per common unit in KingsCrowd LLC, the price of the Company’s common units in the Reg CF offering which we were conducting at the time, for gross proceeds of $50,000 (the equivalent of approximately 353,287 shares of Class A common stock in KingsCrowd, Inc. at approximately $0.1415 per share). We sold these units pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

In December 2019, we entered into a License to Purchase Agreement with Newchip Inc. (now known as Astralabs Inc.) whereby we acquired a license to use certain of that company’s software and systems for a period of 16 months. In consideration of the license we agreed to: (i) pay to Astralabs a monthly fee equal to 25% of the revenue we receive based on the assets and assets (the “Astralabs Revenues”), (ii) pay Astralabs an additional fee equal to 1% of the amount the Astralabs Revenues per year until such time as we pay to Astralabs the total amount of $1 million or we are acquired in a positive transaction, at which time we would issue to Astralabs a number of shares of Class A common stock equal to 5% of the outstanding shares of that class as of March 31, 2021, and all of Astralabs’s rights in the licensed property would be transferred to us. If we do not pay to Astralabs minimum total of $150,000 by March 31, 2021, it may revoke or renegotiate the license. (We do not believe that the technology subject to the license is material to our business and a loss of the license would not have a material adverse effect on our operations or financial condition.) In connection with the license agreement, we issued to Astralabs a warrant entitling it to purchase up to 110,619 preferred units in KingsCrowd LLC at a price of $2.26 per unit. The preferred units to be issued upon exercise of this warrant were to be the same as those issued in the most recent financing round after the issuance of the warrant. If at the time of exercise, no preferred units had been issued, then the warrants would be exercisable for the same class of units issued to the other members. We did not issue any preferred unit in KingsCrowd LLC prior to the Corporate Conversion and as of the date hereof, the warrant would entitle the holder to purchase 1,406,980 shares of Class A common stock at a price of approximately $0.178 per share. The warrants were exercised in late 2021 and early 2022, resulting in proceeds to us of $250,000.

During the last quarter of 2020 and the first quarter of 2021, we issued and sold convertible promissory notes in the principal amount of $1,099,744, which we refer to as the 2021 Convertible Notes. Upon the qualification by the SEC of the offering statement relating to the Offering, the outstanding principal amount of the 2021 Convertible Notes plus all interest accrued on such promissory notes, which together equal $1,130,753 as of August 4, 2021, automatically converted into an aggregate of 1,413,442 Company Offered Shares, which we refer to as the “Conversion Shares,” at a price equal to 80% of the offering price of the Offering Shares, or $0.80 per Company Offered Share.

6

In March 2020, we acquired 100% of the membership interests of Early Investing, LLC (“Early Investing”) from Oxford Financial Publishing, LLC (“Oxford”), which we have accounted for as an acquisition of assets consisting solely of Early Investing’s customer list. Oxford retained the right to sell its own product to the customer list and is permitted to continue generating revenue from the customer list for a period of two years. In consideration of the purchase, we paid to Oxford a sum equal to 40% of the gross revenue we generate from the customer list in the first year after the purchase, 25% in the second year and 10% in the third year.

In February 2022, we entered into an Asset Purchase Agreement with TechNori LLC pursuant to which we acquired substantially all of the assets of TechNori consisting of the name “TechNori” and related proprietary rights, all archives and rights to past podcasts, broadcasts, recordings and presentations, website domains, social media accounts, emails for newsletter and podcast subscribers and listeners, images, customer mailing, advertising, accounting and business records and computer equipment. In connection with the transaction, the founder of TechNori, Mr. Scott Kitun, the founder of TechNori, joined us an employee and has entered into an employment agreement with us. As consideration for the purchased assets, we issued 1,500,000 shares of Class A common stock to the owners of TechNori, including Mr. Kitun.

Corporate Conversion

In December 2020, the Company converted from a limited liability company to a corporation in order to facilitate raising capital and reduce the administrative cost and burden associated with existing as a limited liability company (the “Corporate Conversion”). The Corporate Conversion was approved by the members of KingsCrowd LLC in accordance with the requirements of the company’s limited liability company operating agreement, or the LLC Agreement. However, as of the conversion date, Nantascot and NCI, which were managers of the Company and owned 700,000 units (approximately 22% of the outstanding units) and 300,000 units (approximately 10% of the outstanding units), respectively, in our Company, and whose votes were required to approve the Corporate Conversion, were disinclined to proceed with the Corporate Conversion because in the transaction they would give up their rights to receive distributions of income generated by the Company and allocations of profits and losses to which they were entitled under the LLC Agreement. In order to induce Nantascot and NCI to consent to the Corporate Conversion, we entered into agreements with each of them that provided for the issuance of shares of a Class B common stock to be authorized in the corporation into which we would convert. The Class A common stock and the Class B common stock are described below and under the heading entitled “Description of Securities—Common Stock.”

In connection with the Corporate Conversion, KingsCrowd LLC’s board of managers adopted a Plan of Conversion that provided that each outstanding unit in the Company would convert into 12.71915097123437 shares of the Class A common stock of the new corporation, except that units owned by Nantascot and NCI would convert into shares of Class B common stock at the same Conversion Rate. Each fractional share of common stock that would have been issuable in the Corporate Conversion was rounded up the next whole share of common stock. After giving effect to the Corporate Conversion, there were 27,119,998 shares of Class A common stock outstanding and 12,719,151 shares of Class B common stock outstanding. After giving effect to the Corporate Conversion, each member in the Company prior to the Corporate Conversion owned the same proportion of shares of common stock in the corporation. Under the Plan of Conversion, each outstanding security that was convertible into or exercisable for units in KingsCrowd LLC and all unvested restricted units in KingsCrowd LLC were converted into a right to acquire shares of Class A common stock of KingsCrowd, Inc. on terms substantially similar to those that existed under the original securities or the agreement giving rise to the issuance of the security.

Under our certificate of incorporation, we are authorized to issue two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible into one share of Class A common stock at any time at the option of the holder or automatically if we complete an underwritten public offering of our securities on Form S-1 from which we receive gross proceeds of $10 million. All outstanding shares of Class B common stock are held by entities controlled by two of our non-employee directors.

7

In connection with the Corporate Conversion, KingsCrowd, Inc. became the owner of all of the property and assets of KingsCrowd LLC and all of the debts and obligations of KingsCrowd LLC became the debts and obligations of KingsCrowd, Inc. by operation of law. KingsCrowd, Inc. is governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws which are filed as exhibits to the offering statement relating to the Offering.

Under our certificate of incorporation, the Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The two classes of common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise required by law and our certificate of incorporation. The two classes of common stock participate ratably, meaning that each share of common stock is treated equally, with respect to dividends and distributions declared by the board of directors and in any distribution of our assets available for distribution to our stockholders upon any liquidation or winding up of our Company. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, and will convert automatically into one share of Class A common stock on certain other events.

Upon the closing of the Offering, assuming the sale of all shares offered, the holders of our outstanding Class A common stock control approximately 31.05% of the voting interest in the Company and the holders of the Class B common stock control approximately 68.95% of the voting interest in the Company and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests.

Upon the Corporate Conversion and as of the date of this Annual Report, our board of directors consisted of Christopher Lustrino, our founder, Daniel Waterman, who is a manager of Nantascot, and Cecilia Lenk, who is a manager of NCI.

Upon the consummation of the Corporate Conversion, Nantascot and NCI entered into a Stockholders Agreement under which they each agreed to vote in favor of the other party’s board nominee. This Stockholders Agreement will continue in force until the Company completes a public offering of its securities from which it raises at least $10 million in gross proceeds or until the parties own less than 50% of the outstanding voting power of the Company.

Convertible Promissory Note Offering

During the last quarter of 2020 and the first quarter of 2021, we issued and sold convertible promissory notes, which we refer to as the 2021 Convertible Notes, in the aggregate principal amount of $1,099,744, solely to accredited investors pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D. The 2021 Notes bear interest at the rate of 5% per year and automatically convert into a number of shares of Class A common stock being offered in the Offering calculated by dividing the sum of the principal amount of the 2021 Note plus accrued interest by $0.80, so that the holders of the 2021 Convertible Notes are purchasing their shares of Class A common stock at 80% of the price that other investors in the Offering will pay for the shares of Class A common stock being offered in the Offering. In the event that we did not undertake the Offering, the 2021 Notes would have matured on December 31, 2021, at which time we would have been obligated to pay the entire principal amount of the 2021 Notes and all interest accrued. The 2021 Convertible Notes included other terms typical for these types of instruments, including as to events of default; indemnification of holders from and against all claims, damages or losses, including reasonable attorneys’ fees, arising out of or in connection with the 2021 Convertible Notes; and our agreement to pay and reimburse a Holder for all costs and expenses in connection with enforcing its rights or remedies under the 2021 Note or the failure by the Company to perform or observe any of the provisions of such 2021 Convertible Notes.

8

We used the proceeds from the sale of the 2021 Convertible Notes for general corporate purposes, including the payment of salaries of our employees and consultants.

Upon the qualification by the SEC of the Offering, the principal amount of the 2021 Convertible Notes plus all interest accrued on such notes, equal in the aggregate to $1,130,753 as of August 4, 2021, automatically converted into an aggregate of 1,413,442 Company Offered Shares at a price equal to 80% of the offering price of the Offering Shares, or $0.80 per Company Offered Share. We realized $1,130,753 of proceeds from the sale and issuance of 1,413,442 Company Offered Shares upon the conversion of the 2021 Convertible Notes and there are 11,586,558 Company Offered Shares remaining for sale under the offering statement and 13,586,558 Offering Shares available for sale under the offering statement. We did not pay any underwriting discounts or commissions on the sale of shares of Class A common stock issued upon conversion of the 2021 Convertible Notes.

Corporate Offices and Visibility

We maintain our principal executive offices at 855 Boylston Street, Suite 1000, Boston MA 02116. The preponderance of our employees have the option to work remotely. As a result of this strategy, we maintain physical offices in cities where our officers reside for purposes of collaboration and team building. We currently lease facilities in Baltimore, Boston, San Francisco and Washington, D.C. We may lease office space in additional cities where we find a future concentration of employees. Our telephone number is (914) 826-4520.

We maintain a website at www.kingscrowd.com. Information available on our website is not incorporated by reference in and is not deemed a part of this Annual Report.

Our Industry

Companies such as Moody’s Investors Service, Standard and Poor’s and Fitch Ratings have been offering securities research, analysis and ratings services since the early 20th century and are well-known and trusted names in the industry. Investment banks, such JP Morgan Chase, Bank of America Merrill Lynch and Goldman Sachs, and independent firms, such as Morningstar and Value Line, also provide their customers with broad categories of research and investment analysis. These firms cover equity, debt and derivative securities issued principally by large companies, funds and governments. Until recently, consumers did not require research and analytic services and tools for smaller private issuers of securities because they raised capital in offerings exempt from the registration requirement of the Securities Act that restricted offers and sales of their securities principally to accredited investors on a private basis.

Our business is borne out of amendments and supplements to federal securities laws mandated by the JOBS Act which were intended to facilitate capital raising. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Until recently, exemptions from registration were constrained by limitations that made capital raising difficult, particularly if the issuer did not have an extensive network of accredited investors available to it. In response to the mandates created by the JOBS Act, the SEC took the following actions:

•

Create Reg CF under which eligible companies are allowed to raise a maximum of $5,000,000 in a 12-month period exclusively through an online platform operated by an intermediary that must be a broker-dealer or a funding portal that is registered with the SEC and FINRA. Reg CF permits sales of securities to accredited and non-accredited investors, subject to investment limitations for non-accredited investors. Issuers relying on Reg CF must file disclosure documents through the SEC’s EDGAR system but the documents they are required to file are significantly less burdensome and costly to prepare than the disclosure documents required by Reg A and registered public offerings, making Reg CF ideally suited for start-up and pre-revenue companies seeking capital from third-party investors.

9

•

Amend Reg A to create what is sometimes referred to as Reg A+, which allows issuers to offer and sell up to $75 million of their securities during a twelve-month period publicly, on a self-underwritten basis, through placement agents or through a third-party online platform, and to employ general solicitation (within certain guidelines) in connection with offers and sales of securities. Reg A permits sales of securities to accredited and non-accredited investors, subject to investment limitations for non-accredited investors. Securities sold in Reg A offerings are not subject to transfer restrictions and are not restricted under Rule 144. This is an attractive feature for investors compared to securities purchased in other types of private offerings, including Reg D and Reg CF, that are restricted securities and may not be resold for some period of time after purchase. Many issuers are utilizing Reg A as a means to “go public” either by listing the securities sold directly on a stock market or creating a secondary trading market for the securities on an over the counter (OTC) quotation service such as one of the markets operated by OTC Markets Group. Issuers relying on Reg A must file disclosure documents through the SEC’s EDGAR system but, typically, raising capital by way of Reg A is significantly less expensive than conducting an initial public offering (IPO), which is attractive to issuers.

•

Add new Rule 506(c) to Reg D which allows issuers of securities to engage in general solicitation in the offer and sale of securities solely to accredited investors. Private placements made pursuant to Rule 506 have been and remain the most common regulatory pathway for businesses to raise capital for many reasons, including that an issuer is not required to disseminate any specific disclosure other than what investors in the offering may request and because offering materials are not subject to SEC review. Prior to the adoption of Rule 506(c), general solicitation was prohibited in Rule 506 offerings, effectively limiting offers and sales of securities to accredited investors with whom the issuer had a preexisting relationship.

(The foregoing discussions of Rule 506(c), Reg A and Reg CF do not purport to be complete and are intended only to provide the information relevant to a discussion of the origination of our business.)

The revised and new laws adopted under the auspices of the JOBS Act directly enable our business, both from an issuer and an investor perspective. For issuers of securities, the new rules make different types of financing available to a wider range of issuers by way of new offering media. For investors, general solicitation, the provision of access to offerings by start-up and early-stage companies to non-accredited investors and the proliferation of internet-based funding portals through which these offerings are marketed to the public have been drivers for increased individual interest and investment in the online private markets. All of these factors have served to expand the universe of potential investors to whom private offerings may be made. Reg A and Reg CF have made investing accessible to the general public. Ordinary people now have the ability to invest in early-stage companies typically in manageable investment increments, in many cases less than $100, and at low unit offering prices, often below $1. The internet platforms through which Reg A and Reg CF offerings are made provide people with a new way to invest beyond the stockbroker/investment bank model and allow them to invest in companies that satisfy very particular personal criteria, such as companies that have a socially driven mission. The rise in the stock market over the last several years appears to have inspired ordinary people to embrace personal investing as a means of providing for their future and having fun. We believe that the COVID-19 pandemic has been a driver of independent, individual investment, as more people are working from home and have extra free time to allocate to other activities. Perhaps, most importantly, we have found that our subscribers truly enjoy learning how to invest and investigating and analyzing potential investments and the empowering feeling of making an investment and building a portfolio on their own.

Reg CF, Reg A and Rule 506(c) have proven to be popular with issuers and investors.

With regard to Reg CF, a January 2021 report released by Crowdfund Capital Advisors showed that the number of Reg CF offerings rose to 1,149 in offerings in 2020, an increase of over 61% compared to 2019, and that aggregate capital commitments to Reg CF issuers rose by 77.6% from $134.8 million in 2019 to $239.4 million in 2020. The average raise increased from $298,331 in 2019 to $308,978 in 2020. The number of investors participating in offerings increased from 150,000 investors in 2019 to 220,000 investors in 2020, a 75% increase committing more than 358,000 investments compared to 2019. The average valuation of issuers relying on Reg CF increased from $11.4 million to $13 million with an offering success rate of 63.7%. The Crowdfund Capital Advisors report states that the numbers relating to Reg CF offerings and investors could double in 2021. As of the date of this Annual Report, there were approximately 60 different Reg CF funding portals. In 2021, amendments to Reg CF adopted by the SEC became effective that increased the amount an issuer could raise under Reg CF in any 12-month period from $1.07 million to $5 million. Capital raised in 2021 under Reg CF rose to over $500 million and the number of investors participating in such offerings increased to almost one million.

10

In March 2020, the SEC released a report showing that since the effectiveness of the Reg A amendments in 2015:

•	$2.446 billion has been raised by 183 issuers (average of $13.4 million), including $230 million in Tier 1 and $2.216 billion in Tier 2 offerings; and

•

$9.095 billion was sought across 382 qualified offerings (average of $23.8 million), including $759 million sought across 105 qualified Tier 1 offerings and $8.3 billion sought across 277 Tier 2 offerings.

According to the SEC report, the aggregate number of offerings and financing levels between 2016 and 2019 were significantly higher than Reg A financing levels prior to the 2015 amendments due, in large part, to the increase in the offering size, which makes Reg A a viable capital raising option for many issuers, and the other advantages provided by Reg A+ compared to the old rules.

Per a report released by the SEC, during the period July 1, 2018 to June 30, 2019, issuers raised approximately $210 billion pursuant to Rule 506(c). Many of these offerings are posted on internet-based Reg D equity offering platforms to provide broader exposure to a wider audience of investors, thereby providing access to deals to accredited investors on a global basis in every business sector.

Our Opportunity

We believe that the trend in the increase in the number of Reg A and Reg CF offerings and the aggregate amount raised by issuers will continue and will escalate and mature in the coming years. From a regulatory perspective, we see the SEC and other federal agencies continuing to enhance and fine tune these regulations in ways that will make them more secure and appealing to issuers and investors alike. From the issuer perspective, we believe that as increasing numbers of companies and their advisors take notice of the potential to raise capital by way of the internet-based portals through which these securities are offered, these exemptions will be utilized more regularly. We also believe that the increased offering amounts available under Reg A and Reg CF effective in March 2021 will make these exemptions viable funding pathways to raise meaningful sums of capital for a wider range of issuers and drive further use of these exemptions. From an investor perspective, we believe that as more people become aware that they can participate in start-up and early-stage investing, the audience for these types of offerings will grow. Public interest and excitement in these smaller offerings may flourish as successful companies that got their start by way of a Reg A or Reg CF offering, including, perhaps, a “unicorn” (a private company with a valuation over $1 billion), complete initial public offerings at a price many times the price paid by a Reg A or Reg CF investor. We also believe that as the technologies that power online platforms continue to evolve, the investment process will become more seamless, secure and accessible to retail investors.

We expect that our role in the industry will continue to grow and evolve. As the number of offerings posted to online platforms increases, which will deepen the difficulty investors face screening and identifying the best investments, the value of our product increases. As more investors enter the online private markets, our applicable market size grows and we will continue to develop products that meet our customers’ evolving approach to investing and the research they demand to satisfy their needs. We believe that our ratings algorithms, as well as machine learning technologies and other new technologies, will continue to progress and attract more investors to the online private markets and our services. We believe that we are developing a reputation as a trusted provider of ratings and analytics in the online private market space. As the first mover in our industry, we are confident that as independent retail investing continues to take off, we will be poised to capture a large share of the growing market. Additionally, larger institutions are beginning to appreciate investors’ increased interest in these smaller offerings and the aggregate dollars invested in the online markets represent growth potential that cannot be ignored. We are now fielding inquiries from the corporate development departments of global financial services providers in the public markets that are connecting with us to make our private equity solutions available to their customers. With these developments, we see our future growing both organically with retail investors and through corporate development with major institutions who we hope will license our products and make them available to their customers.

11

Our Solutions for a New Market

Until recently, retail investors in the online private markets had to identify attractive deals from the countless documents filed by issuers on the EDGAR system or posted on online funding platforms and struggle through dense offering materials to conduct the research necessary to make an investment decision in a company. Learning about available offerings in business sectors in which they were interested and conducting the research relating to appropriate investments had been a difficult and time-consuming exercise for investors. For new or unsophisticated investors, the process could be intimidating and overwhelming, and, to many, an impenetrable barrier to getting started. Many seasoned investors do not have the time to undertake effective comprehensive research with respect to all of the deals available to them.

We founded our Company so that everyone could have access to institutional-grade ratings, research and analytics tools to analyze Reg CF, Reg A and Rule 506(c) offerings and to simplify the investment selection process. Our product solutions aggregate and summarize deal-flow from all Reg CF online funding portals into a single platform and provide investors in the online private market with the information they need to hone in on the deals that meet their specific investment criteria and to make informed, confident and inspired investment decisions.

Equity capital is typically raised in many rounds of financing that correspond to a company’s stage of development. Each stage entails its own risks and generally, the more recently a company was organized, the riskier the investment because the company may, for example, still be developing its products or may not have a management team in place. At each stage in a company’s life cycle, it may rely on one of the private offering exemptions described throughout this Annual Report to raise capital. Historically, the specific exemptions from registration upon which a company would rely in making an offering corresponded to the company’s stage of development. However, with the increase in the offering limits to Reg A from $50 million to $75 million in March 2021, and to Reg CF from $1.07 million to $5 million in March 2021, these exemptions are available to a wider range of companies at various points in their life cycles. Investors may be attracted to specific stages of capital formation because, for example, they have a higher threshold for risk and the potentially higher return these types of deals may enjoy, their financial resources may limit them to investing only in pre-seed and seed funding deals (Reg CF deals) which may include companies offering securities a lower per unit prices and lower minimum investment amounts as compared to more mature deals, or because they enjoy the excitement of investing in these types of deals. Our current products are geared mostly to investors who invest in start-up and early-stage companies with limited but expanding coverage of larger deals offered under Reg A or Rule 506(c). We plan to develop products that cover all deal across the spectrum of private funding.

Below is a general description of the types of financing that companies pursue at various stages of their life cycle and the exemptions form registration on which they may rely in making a securities offering, which may provide insight into the products that we offer.

Pre-Seed Funding, which refers to the initial capital a company raises, is typically obtained from friends, family members and personal credit. This round could be as small as $5,000 and as high as $100,000. Companies at this stage usually have an idea for a product and often not much more. Institutional funding and bank loans typically are not available for companies in this round because they are not generating revenue. With this funding, the company may perfect its business plan, start building its management team, purchase production equipment, build a website, or build product prototypes.

Seed Funding (also called seed capital) typically ranges from $100,000 to $500,000 and historically has been provided by angel investors who may purchase convertible notes or common stock. Companies may use seed funding to grow the business and achieve proof of concept, which may entail building a product or service and establishing that customers will buy it.

Series A funding typically ranges from $3,000,000 to $50,000,000 and historically has been provided by venture capitalist and private equity funds who may purchase preferred stock or common stock. Companies may use Series A funding to rapidly grow top-line revenues and expand product features and capabilities as the business matures.

Investments in companies seeking pre-seed and seed funding are usually the riskiest types of investment because there are so many variables for which there are no clear answers, such as whether an issuer’s products will ever be developed or gain market acceptance. Many companies are now utilizing Reg CF to raise capital at these stages because Reg CF portals offer them higher visibility and access to a wide audience of potential investors to whom they can offer and sell securities at very low unit prices. There is also a growing number of Series A companies utilizing Reg CF due to the increase to a $5 million limit. Some of the more mature companies in the seed and Series A funding stage may consider offering under Reg A, which may be more appealing to investors because the securities purchased are freely transferable.

12

Growth Stage Investment (Series A - C series preferred stock). “Series A” financing historically has been used to describe the first round of institutional funding for a venture. The name is derived from the class of preferred stock investors receive in return for their capital. A typical Series A round may be between $2 million and $5 million. Capital may be used for virtually any purpose and cover the full spectrum of needs – from product development and marketing to employee salaries, with the goal of funding one or two years of operations. In Series B offerings, companies may raise $5 million to $20 million in capital or more. Each round may be used for a specific purpose, such as expansion, product development or marketing. Preferred stock usually offers the investor rights beyond those possessed by holders of common stock, such as preferred dividend or liquidation rights, or the right to elect a director.

Later Stage Investment (Series D preferred stock and beyond – some venture backed companies have raised over 10 rounds of preferred stock financing) are further rounds of venture capital funding. Each round may raise between $5 million and $20 million or more. These rounds typically had been funded by institutions, venture capital firms, strategic partners and corporate investors.

Prior to the adoption of Reg A, smaller series preferred rounds typically were raised under Rule 506(b) through investment banks, registered broker-dealers that placed the securities with their customers, or to angel investors or institutions that had an appetite for what are considered in the industry to be very small deals which are riskier. The increase in the maximum offering amount permissible under Reg A in 2015 and the opening of deals at this level to non-accredited investors changed the capital raising landscape for companies at this stage of development. Companies are no longer beholden to Rule 506(b), which limits the investor audience to accredited investors only and the way in which these deals were pitched to prospective investors. However, many companies continue to prefer Rule 506(b) offerings because the offering documents and the details of their business remain confidential and these deals are usually funded by smaller groups of investors who are more sophisticated.

Mezzanine Financing is often provided by institutions, private equity firms, and the like, and may be structured as equity, debt, or convertible notes that is provided to a company just prior to its initial public offering (“IPO”). Mezzanine investors generally take less risk, since the company is generally solid and poised to “cash out” relatively quickly. Most mezzanine financing is obtained in reliance on Rule 506(b).

Current Products

Our products comprise two principal components: investment research, which represents the content and information we provide about individual issuers, and proprietary software, from which we generate issuer rankings and ratings.

We collect more than 500 data points on each issuer, including information relating to its team, its market, financial statements, traction with consumers, and competitors. Our investment research team collects data from multiple sources such as the issuers’ pitch decks, capital raise pages on all of the funding portals (including all Reg CF funding portals such as Wefunder, Republic, Netcapital, SeedInvest), news articles and announcements, social media, founder profiles and resumes, recruitment websites, the SEC filings, growth data provided by the companies and information derived from alternative data sources. Our research team distills and compiles the data in easily manageable segments. Our research team incorporates three layers of data audit, including individual data review; peer reviewed data and our Vice President of Investments final review. We maintain and track all of our research in the investment research portal designed and built by our team.

Our proprietary algorithm uses a comparative modeling approach to rank and score all companies actively raising capital from the markets across the various key dimensions deemed notable in the rating algorithm and traditionally utilized by venture investors to make informed investment decisions. The end result is a number between 1 (lowest score) and 5 (highest score) for every aspect of the issuer, including: price, market, differentiation, performance, team, and risk, as well as an overall score for the issuer at a specific funding round. Our software team employs four layers of code review including personal code review, group code review; staging review; and post-launch bug review and fix.

13

Our research, data, and proprietary ratings are accessed via subscription services through our web-based platform. We currently offer four levels of service on a subscription-based model for access to our platform, including a free tier and three priced tiers. Paid subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term.

Free Tier – Our free tier offering provides retail investors with access to basic analytics on every company raising capital under Reg CF. The landing page of our website available to all tiers includes general industry data, including general Reg CF industry statistics, an overview of new deals, top ten weekly raises, latest ratings, latest analyst reports, industry valuation trends, industry analysis, founder profiles, top deals, deals to watch, and much more. From the landing page, a subscriber can link to various pages that provide educational tools and other information about investing and information pertaining to companies conducting offerings, which includes analyst reports, ratings and other resources. It also provides market level analytics on the Reg CF space as a whole, including the amount raised on each Reg CF platform, aggregate information by industry and development stage of companies offering under Reg CF. We also offer subscribers to create their own portfolio page to add all of their Reg CF investments from the various platforms into a personal portfolio that allows them to visualize all of their Reg CF investments in one place (we make clear to our subscribers that we are not the holder of the investments, nor a portfolio manager; we simply provide visualizations of investments in one place).

Each company page on our website provides a synopsis of the deal: specific deal information, such as the amount sought and the valuation of the issuer; fundraising performance analytics such as investment momentum, amount raised to date, number of investors, and a “price score” that rates the per unit price of the security offered against the valuation; the industry in which the issuer operates; the market for its products; the management team, differentiating factors; performance; and our outlook for the company under both good and less than optimal conditions. We also send our subscribers weekly emails covering the latest deals to market, a newsletter roundup of what’s going on at KingsCrowd and other general industry news.

Each of our paid tiers offer the information and tools available in the free tier with the additional features we describe below.

Crowd Tier – A $10 per month paid subscription, or $100 annually, offers to subscribers a select set of our proprietary Reg CF startup investment ratings produced by our in-house investment research team utilizing our proprietary algorithms. Ratings are sorted into “Top Deals,” “Deals to Watch,” and “Underweight” based on a standardized set of metrics (e.g., market size, founders) that are researched by our investment research team in an independent and unbiased manner.

Pro – A $30 per month paid subscription, or $200 annually, that entitles subscribers to receive all of our proprietary Reg CF startup investment ratings sorted as above. This tier also provides Reg A ratings and Rule 506(c) ratings of the deals within those categories that we cover.

Merlin– A $50 per month paid subscription, or $500 annually, that offers subscribers access to a first-of-its-kind data-driven, quantitative rating system that benchmarks all Reg CF and Reg A+ deals against one another providing a powerful sorting and filtering tool for analyzing the market of available investment opportunities on all Reg CF and Reg A+ platforms. patent-pending rating algorithm for early and growth-stage companies (pre-seed, seed stage and Series A and Series B companies). This provides a quantitative deep dive on all key components (e.g., price, team, market, differentiators, performance) and easy sorting and filtering tools for identifying these market opportunities.

Subscription Tier Product Development

Our early focus has been to offer subscribers complete coverage of all Reg CF and Reg A+ (now 50% coverage) (pre-seed, seed Series A fund) offerings. With that goal achieved we are concentrating on developing additional subscription tiers that cover all Reg A and Rule 506(c) offerings. Eventually, we expect to add subscription tiers that cover early stage, later stage and mezzanine offerings that are made available to investors online.

14

We expect that many of our future products will be directed to discrete market niches and more sophisticated investors.

Merlin All Access – We expect to develop a product that covers companies raising capital by offering series of preferred stock (A – C) in private offerings. Prior to the adoption of Rule 506(c) and the amendments to Reg A, these offerings typically were made pursuant to Rule 506(b) to institutions, private equity groups and other professional investors and were not available to retail accredited investors. With the adoption of Rule 506(c), that allows for general solicitation to accredited investors, the increase in the offering limits under Reg A, which increases the utility of the exemption for larger companies that require more capital for their businesses, and the proliferation of online Reg D platforms, preferred stock offerings are more widely available to accredited investors. Many companies that offer preferred stock already may have products in the market and require capital for things such as research and product development or for marketing these products. Investments in these types of companies generally are less risky than investments in start-up or early-stage companies because these companies may have mature product from which issuers are generating revenue. We believe that there is a fertile market for a product that provides research, analytic tools and ratings for preferred stock offerings, especially as we look to expand across multiple asset classes such as real estate and collectibles.

B2B Merlin – Is a business-to-business solution that we will seek to develop to address an institutional or other business customer’s specific needs. For instance, B2B (business to business) customers such as multi-family offices and other wealth advisers will be given full access licenses to provide to all of their customers as well as white label capabilities and simplistic reporting/tracking of investments across all of their customers priced at $500 per month or $5,000 per year.

B2B2C Merlin – Is a solution directed at large institutions such as online brokers and financial publications that want to make our products available to their customer base. We may create products to order for institutions that could repurpose them into their customer offerings.

KingsCrowd Capital, LLC

In January 2022, we launched a new line of business through the creation of KingsCrowd Capital LLC to manage private investment funds investing in companies rated by us. These funds are intended to give investors the opportunity to invest in diversified portfolios of companies covered by our research, ratings and analyst reports. We have partnered with AngelList to create and administer these funds. We are the sole member and manager of KingsCrowd Capital, and serve as the investment sub-advisor to the funds. Currently, one of these funds, which will invest in those companies rated in our two highest rating categories, is active and currently raising capital from investors. KingsCrowd Capital will receive a management fee of 1% of the value of the assets of the fund and a carry equal of up to 10% of investment returns, subject to customary terms and adjustments. The fund seeks to raise up to $10 million from up to 250 investors who are “accredited investors” and has a 10-year life. We expect to launch additional funds built around other ways to using the output from our research, ratings and analysts reports in the future. KingsCrowd Capital is an exempt reporting adviser under the Investment Advisers Act of 1940 and the funds are structured and intend to operate to be exempt from registration as investment companies under the Investment Company Act of 1940 as venture capital funds. The funds will be offered and sold under an exemption from registration under the Securities Act of 1933 pursuant to Rule 506(c) under Regulation D.

Ratings Algorithm Development

We have been collecting significant data on every company for many years and we are currently working on machine learning algorithms to predict successful fundraising metrics, such as: Would the company reach its target funding amount or not, if yes, how long will it take? How many investors would invest? What would be the average investment amount? and much more. Also, by having access to thousands of both successful and failed companies we are working on an artificial intelligence model that would be able to predict the potential valuation of new startups at different stages, and the potential exit returns.

15

Utilizing our 500 data points on each company and watching the progress of these companies over time, we can begin to identify patterns within our rating system that lead to outperformance, which can be utilized for creating future indices products. We will seek to expand our rating algorithm capabilities by:

•	developing the data infrastructure to support a growing number of data points as we cover more of the online private markets;

•	beginning to track company performance over time and apply machine learning algorithms that enable predictive analytics for private market investing;

•	creating data automation capabilities to better scale up our market coverage capabilities; and

•	developing first of its kind indexes of the online private markets utilizing our data sets.

Our Competitive Advantage

First-mover

We have the advantage of being the first and, we believe, only data-driven rating system for the online private markets. While there is a Reg CF deal flow aggregator in Crowdlustro.com, we are not aware of any other company that currently is tracking every Reg CF deal in the market or any Reg A, Rule 506(c) or late-stage secondary deals, and rating each of them with a standardized, proprietary rating formula for assessing the qualities of early, growth and late-stage investment opportunities in the online private markets. We believe our first to market position provides us with a number of advantages, including that:

•	we are gaining familiarity with different classes of investors in the online private markets which will allow us to develop the products that users most desire;

•

as the only service provider in this space, we believe that we are building a reputation that will position us to establish relationships with and provide products to financial services institutions and other financial services providers before competition in the space increases;

•	our singular status will position us as the leader in the space for online private market tools and afford us the ability to establish and shape industry norms and standards; and

We believe that we are building a reputation as a trusted provider of research, analytic tools and ratings in the online private markets and that we can continue to make a name for our Company.

Independent

We provide research, analytics and ratings independent of the companies we cover, and accept payments only from our subscribers to access the ratings and analytics we generate. Our customers can trust that the information we provide to them is unbiased because we do not accept advertisements or other payments or perquisites from issuers, online platforms or their agents. We will continue to function autonomously from funding platforms and issuers.

Large and Growing Dataset

We have been tracking every Reg CF deal for over 3 years and Reg A+ deals for over a year and we have built and continue to add to our proprietary database of companies raising capital online. The value of our datasets grows each day as the universe of Reg CF and Reg A+ companies grow and the importance of data in this market grows. We believe that our database will allow us to distinguish and analyze trends in the overall markets for the different types of offerings and for industries and sectors within these markets as well as differentiate the competing online platforms based on types of deals and success. The growth of our database will allow us to fine-tune our ratings algorithms and create the foundation for us to develop machine learning capabilities that we believe will enhance the accuracy of our ratings and rankings.

16

Rating Algorithms

Our proprietary ratings algorithms for early-stage companies (pre-seed, seed stage companies) are the first and only one of their kind. Our proprietary algorithms compare all issuers that are actively raising capital to each other based on over 500 data points that we collect and are processed through our proprietary rating algorithm, which ranks them based on collected data, and then converts the ranking into a score. With our data base of historical performance, we are able to back-test deals against our rating, which allows us to continuously improve our algorithms, which will provide us with a data and intelligence edge that would likely take years for others to replicate, if at all. Historically, our rating algorithm has shown a potential ability to identify companies that can continue on to new rounds of funding at higher valuations.

Quality

We subject our ratings analyses to four levels of software review and our investment research content to three levels of data audit to ensure the accuracy of the information we provide to our subscribers.

Our Market Strategy

We seek to acquire customers in an efficient manner. We believe that brand building is an important direct and indirect component of our marketing strategy and will continue to incorporate brand building strategies into all of our go to market efforts. Our goal is to be synonymous with trusted research, analytics and ratings for retail investors in the online private markets.

We will allocate a significant percentage of the net proceeds we receive from the Offering to marketing efforts. We intend to engage additional experienced marketing personnel that share our vision for our Company to develop and implement marketing campaigns to attract retail investors and financial institutions and professionals.

Direct-to-Retail Investors

Our direct-to-retail investors approach leverages digital customer acquisition tools, social media campaigns and print advertising.

We have enjoyed significant success utilizing search engine optimization, or SEO, which helps our audience find us by boosting our ranking during internet searches. Services such as Google Analytics and HubSpot, provide immediate feedback as to the success of any specific Internet based marketing effort by allowing us to track where and how we are acquiring our customers and understand the strength of each ad channel.

We utilize Facebook, LinkedIn and other social media platforms which also allow us to track successful ad campaigns. We believe that these channels are effective in creating name recognition for and name awareness of our Company and assist with building our brand.

Our customer surveys show that we acquire a steady stream of new retail investors through our existing subscribers through referrals. We expect to implement a personal referral program over the coming months to reward subscribers who introduce paying customers to our platform.

We also plan to employ print ads to appear in select publications in certain geographic areas. We expect to pursue ad placement to attract individual subscribers in larger financial publications.

Our goods and services are purchased on a one-time, monthly and annual subscriptions. All of our customers are stored in our customer relationship management, or CRM, tools and we have developed a strategy for communicating with them on a regular basis. For non-paid subscribers, we typically send two monthly emails to incentivize them to enroll in a paid subscription product. We also communicate regularly (once per month) with paid members to encourage upgrading to higher tier products. We consistently send emails to our customers around website content to keep them generally informed of what is going on at a weekly basis. We have enjoyed exceptional email open rates (often 20%, well above market averages in the 11 and 12%) and high general user engagement from our audience with the current communication plan in place.

17

Financial Publishers

We work with financial publishers on a pay for performance basis, by inserting ads into their publications. Working with financial publishers has been a valuable tool because the ads we place are formatted and tagged in such a way that we know what ads are effective at driving customer response, which make our ad spend more efficient. We intend to continue working with financial publishers and to develop a pay for performance plan in which we agree to pay the publisher for paid subscribers that originate out of their publication.

Financial Institutions and Other Financial Professionals

We expect that our future marketing plans will target financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

Prior to COVID-19, we attended many financial technology, or Fintech, events from which we gained positive press and that led to other partnerships that could help drive new customers to our business and we expect to continue this practice as the economy opens up as the pandemic recedes and we can attend such events safely.

As we complete development of products for the move into business-to-business offerings, or B2B, and B2B2C products (in which we sell our products to another business that makes our products available to its customers), we will be scaling up our professional support sales teams for marketing our products to financial institutions, financial publications and other financial professionals.

Growth Strategy

We are allocating a substantial percentage of the net proceeds we receive from the sale of Class A common stock in the Offering to enhance existing products and create new products and services, expand our marketing efforts and research product development. We will continue to improve our algorithms, web site, platform, investment research capabilities, ratings algorithms, and develop new products. Our plans for the future of the business are as follows:

Acquire New Customers

We believe that our first-to-market status provides us with a substantial opportunity to increase adoption of our solutions. We have experienced strong organic new customer growth due to the free tier subscription which can be augmented by upgrading to paid subscriptions. We intend to aggressively pursue new customers with increasing efficiency while expanding our sales capacity and market reach. Although 5% to 10% of new customers immediately subscribe to a paid tier subscription, we intend to drive higher conversion of our free subscribers through various sales, marketing and product initiatives as one component of our customer acquisition strategy as described under “Item 1, Business— Our Market Strategy.”

Continue to Innovate and Develop New Products

We are focused on investing in research and development to continue to enhance our products and release new products and features. As described elsewhere, we currently are developing several new products for the early- and late-stage companies and mezzanine financing rounds that build upon our existing products, including enhanced rating algorithms and systems, some of which are intended for use by institutional organizations, financial publications and other financial professionals. We are allocating a substantial percentage of the net proceeds we receive from the sale of Class A common stock in the Offering to research product development. We will continue to improve our algorithms, web site, platform, investment research capabilities and develop new products such as those described below.

18

Coverage Expansion

We currently track 100% of Reg CF deals and rate all Reg CF deals using our proprietary rating technology, in addition to providing general research and data resources for customers and currently track and rate approximately 60% of Reg A deals. We now have a rating algorithm developed for looking at early, growth and late-stage companies and we intend to expand coverage to all online private markets, including 100% of Reg A, Rule 506(c) and late-stage secondary markets and utilize the experience and basic structures of our database and Reg CF algorithms to develop new asset class ratings algorithms to rate investments.

Channel Expansion

As we have built-out our product offerings to cover additional online private markets, we are starting to garner interest from financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

Asset Expansion

Once we complete product expansion to cover all online private market deals, we intend to expand into other asset classes that utilize online private markets, including real estate equity and debt, consumer debt, and other alternatives. We want to establish a reputation as the most trusted provider of ratings and analytics for the entirety of the online private markets across all asset classes.

Expand into International Markets

The United Kingdom and several Asian Pacific countries have vibrant online private market ecosystems. Once we have rolled out coverage of the U.S. online private markets, we expect to investigate whether expansion into the United Kingdom and other jurisdictions that have robust online private markets is practicable from an economic and business perspective and whether the allocation of resources to these markets represents an judicious use of resources. We have begun to form partnerships with local partners that can help us access and enter these new markets.

Realizing our Expansion Objectives

We have commenced efforts to create products that cover all Reg A, Reg D and late-stage secondary offerings with planned releases occurring during 2021 and 2022 for each of these products. We already have the investment research and analysis teams in place for such purposes. Our existing tech team will manage the platform buildout and other infrastructure requirements associated with rolling out these products. We do not expect incur any additional costs beyond those currently budgeted and allocated.

We then expect to expand into other asset classes, such as business credit, real estate and alternative asset classes for which online private markets are burgeoning. We believe that our efforts to expand coverage into these other markets will require us to engage teams of three or four staff members that have experience in the specific market or asset class we are targeting. Our existing tech team has the competency to expand the platform infrastructure to cover these new asset classes. We project that the annual cost to engage and maintain each team will be approximately $250,000 to $300,000. We have allocated proceeds that we may receive from the sale of the Company Offered Shares in the Offering for such purposes.

In order to achieve our growth strategy, we will require substantial proceeds from the Offering or from other sources to retain the necessary personnel to develop pipeline products, build sales channels and implement the other growth initiatives described above.

19

Competition

We believe that we are the first and currently the only company to offer research, analytics tools and rating services to retail investors that cover all Reg CF offerings. We are aware that other financial service companies offer online newsletters and similar publications, such as Angels & Entrepreneurs, that offer general information about the Reg CF and Reg A markets, but we believe these offerings are directed at a different type of clientele than our products. With respect to other types of offerings made in the online private markets, such as Reg A and Rule 506(c) and early and late-stage offerings, we are aware that there are web-based products that provided private and public capital market data products geared to professional investors, such as private equity groups and investment banks, including Pitchbook, Crunchbase and CB Insights. We believe that some companies may offer rating tools for the public markets, such as Morningstar.

We differentiate ourselves from our competitors by focusing on the online private markets where there is currently no solution like ours, have developed a unique rating algorithm and set of research tools that are unique to the needs of online private market investors and have priced ourselves well below the pricing of traditional private equity data solutions.

We believe that the key competitive factors in our market include:

•	breadth of coverage of the online private markets.
•	product features, quality, and functionality;
•	the accuracy of the research and ratings provided.
•	depth of data assets that will allow an organization to improve its ratings algorithms and machine learning capabilities;
•	brand recognition; and
•	pricing.

We believe that we can compete favorably on the basis of these factors. We believe that we are building a brand that our customers trust and that we are well-positioned to service new customers with our existing and future products. We will continue to build upon this foundation as a means to effectively compete in our industry.

We expect the market for investment tools for the online private markets will continue to evolve and grow, as greater numbers of companies utilize Reg CF, Reg A and Rule 506(c) and more retail investors become attracted to these types of investments. Large financial services organizations such as national brokerage firms and investment banks may seek to develop products internally that cover the online private markets to satisfy their customers demand for information. Existing ratings firms, such a Moody’s and Standard and Poor’s, may extend their coverage to include the online private markets. In addition, financial publishers, such as Morningstar and Dow Jones, may find that the online private markets represent an area for expansion and develop products aimed at these markets.

Research and Development

We invest substantial time, energy, and resources to ensure we have a deep understanding of our customers’ needs, and we continually innovate to deliver value-added products and services through our platform. Our research and development organization consists of software engineering, product, and design teams. These teams are responsible for the design, development, and testing of our software and products. We focus our efforts on developing new functionality and further enhancing the usability, reliability, and performance of existing applications.

Intellectual Property

We rely on a combination of trade secrets, license agreements, confidentiality procedures, non-disclosure agreements, employee non-disclosure and invention assignment agreements, and other legal and contractual rights to establish and protect our proprietary rights. During the pendency of the Offering, we filed one patent to cover our proprietary ratings algorithms. We also expect to file for copyright and trademark protection of various other intellectual property assets, including our name and other brand indicia. We also have registered a domain name for our website.

20

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors and customers. It is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. We further control the use of our proprietary technology and intellectual property through provisions in our terms of service. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.

Employees

As of December 31, 2021, we had 23 full-time employees. In addition, we engage fifteen consultants who provide critical services to us and who allocate varying portions of their business time to our endeavors.

None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Facilities

We maintain our principal executive offices at 855 Boylston Street, Suite 1000, Boston MA 02116. The preponderance of our employees have the option to work remotely. As a result of this strategy, we maintain physical offices in major cities where our officers reside for purposes of collaboration and team building. We currently lease office space in Baltimore, Boston, San Francisco and Washington, D.C. We may lease office space in additional cities where we find a future concentration of employees.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should we need additional physical office space, suitable additional space will be available in the future.

Legal Proceedings

We are not presently a party to any litigation.

Item 2. Management’s Discussion and Analysis o Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our audited condensed financial statements and related notes included elsewhere in this Annual Report. This discussion contains forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and in other parts of this Annual Report.

Overview

Our mission is to provide institutional grade research, analytics tools and ratings that empower people to make confident and inspired investments in the online private markets.

We believe that we are the first and only comprehensive data-driven rating and analytics facility to service the online private market space. Our market is relatively new, arising out of the JOBS Act passed in 2012, and is growing dramatically as both companies take advantage of the relaxed rules with respect to general solicitation and the offerings to non-accredited investors and investors seek to harness the potential of investing in start-up and early-stage growth companies. As the first to market, we are amassing and analyzing data sets that we believe will provide us with significant advantages that will differentiate our Company from our future competitors for years to come. Some of these advantages include gaining familiarity with different classes of investors, which will allow us to develop the products that users most desire, and enhancing our proprietary ratings algorithms, which will allow us to provide more accurate ratings. We also believe that our first to market status will position us as the leader in the space for online private market tools and afford us the ability to establish and shape industry standards.

21

Currently, we cover all Reg CF deals available to the market, approximately 60% of Reg A offerings and are commencing coverage of Rule 506(c) offerings that are live on online private market funding portals.

Our qualitative and quantitative ratings are not intended and we advise users not to construe them as investment recommendations. We are not a fund, an asset manager, or a financial advisor. Rather, we provide information to aid investors who are making their own investment decisions.

We have experienced dramatic growth in our subscriber base since our inception. At the end of 2018, our first full year of operations, we had 800 subscribers and annual recurring revenue, or ARR, of $2,293. At the end of 2019, we had 90,000 subscribers and of ARR of $18,572. At the end of 2020, we had 300,000 subscribers and ARR of approximately $488,000, which increased to over 400,000 subscribers, and ARR of approximately $589,000 by the end of 2021.

We generate revenue from subscriptions to our research, analytics and ratings platform. Our tiered subscription-based model allows our customers to choose among four plans, including one free tier and three core plans to meet their needs. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Subscription revenue is recognized ratably over the term of the subscription beginning on the date the product is made available to customers, which typically begins on the commencement date of each contract. We also expect to generate revenues through sponsorships of podcasts and other content generated from our TechNori transaction and from management fees and potential carry from the funds sub-advised by KingsCrowd Capital, LLC when such funds have raised capital and commenced investment operations.

Offering Results

As of March 31, 2022, we had sold 5,127,062 Offering Shares under the Offering, which includes 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in the Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the 2021 Convertible Notes for total non-cash consideration of $1,130,753 or $0.80 per share, and the Company has realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders have received $552,546 from the sale of their Selling Stockholder Shares.

On May 2, 2021, we filed a post-qualification amendment to the offering statement relating to the Offering in which we, among other things, (i) extended the period during which we may offer securities to August 4, 2023, subject to our obligation to file additional post-qualification amendments to comply with federal securities laws; (ii) updated information with respect to the number of shares outstanding after giving effect to the completion of certain transactions that occurred on the date on which the offering was qualified by the SEC; and (iii) updated the financial statements of the Company in accordance with Rule 252(f)(2)(i) of Regulation A to include financial statements for the year ended December 31, 2021, and update other information in this Annual Report to reflect information in such financial statements. All material terms of the Offering otherwise remain the same.

We have used the cash proceeds that we received from the sale of the Company Offered Shares substantially as described under the heading “Use of Proceeds” set forth in the offering statement.

Key Factors Affecting Our Performance

Acquiring new customers

We are focused on continuing to organically grow our customer base. We believe that our first-to-market status provides us with a substantial opportunity to increase adoption of our solutions. We have experienced strong organic new customer growth due to the free tier subscription which can be augmented by upgrading to paid subscriptions. We intend to aggressively pursue new customers with increasing efficiency while expanding our sales capacity. Although many new customers immediately subscribe to a paid tier subscription, we intend to drive higher conversion rates of our free subscribers through various sales, marketing and product initiatives as one component of our customer acquisition strategy as described under “Item 1, Business— Our Market Strategy.”

22

Expanding within our current customer base

We believe that there is a substantial and largely untapped opportunity for organic growth within our existing customer base. One of our marketing strategies is to offer a free entry level tier to our platform to generate interest in the paid subscription tiers. Many of our subscribers start by subscribing for our free tier service. Our customer efforts include educational email campaigns and free trial offerings to our paid tiers. We will continue to invest in enhancing awareness of our brand and developing more products, features and functionality of existing products, which we believe are vital to achieving increased adoption of our platform.

Our ability to innovate and develop new products

Our success is dependent on our ability to sustain product and technology innovation. We will invest resources to enhance the capabilities of our platform and introduce new products and features that are intended to be appealing to a wider audience of investors, including more sophisticated investors who we believe are more likely to subscribe to paid tiers.

Our ability to expand coverage to all online private markets

We currently track and rate 100% of Reg CF deals and approximately 60% of Reg A+ deals and are beginning to track Rule 506(c) deals. Our ability to expand coverage to all online private markets, including al Reg A, Rule 506(c) and late-stage secondary markets will be essential to make our products attractive to a wider audience of sophisticated investors who we believe are more likely to subscribe to paid tiers. We intend to begin expansion into new asset classes such as real estate, collectables and debt.

The success of efforts to expand into new customer channels

We will seek to enter into strategic partnership and license arrangements with financial institutions, financial publications and other financial professionals, such as wealth advisers and public markets data providers. We will seek to enter into partnerships and licensing arrangements that will allow these organizations and professionals to make our products available to their customers, which could expand our user base rapidly and significantly.

Expanding the nature of the assets we cover

Once we complete product expansion to cover all online private market deals, we intend to expand into other asset classes that utilize online private markets, including real estate equity and debt, consumer debt, and other alternatives. Expanding into other asset classes could significantly increase the size of our addressable market.

Investing in Sales and Marketing

We will continue to drive awareness and generate demand to acquire new customers and develop strategic partner relationships; however, we will adjust our sales and marketing spend level as needed in response to changes in the economic environment. We will continue to expand efforts to market our platform directly to individual investors through online digital marketing, referral programs, and other programs. We expect that we will allocate significant cash to the development of strategic partner relationships with financial services institutions and other financial industry professional.

Investing in Our Platform

We intend to increase our investment in our platform to accommodate continued growth in use by our subscribers and product expansion into other online private market transactions. We believe that investment in research and development will contribute to our long-term growth but may also negatively impact our short-term profitability. We will continue to leverage emerging technologies and invest in the development of more features that meet and anticipate individual and institutional subscriber needs.

As a result, we expect our expenses related to research and development to increase. These efforts will require us to invest significant financial and other resources.

23

Key Business Metrics

We review the following key business metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Number of customers

We define a customer as a unique account, multiple accounts containing a common non-personal email domain, or multiple accounts governed by a single agreement. We believe that the number of customers using our platform is an indicator not only of our market penetration, but also of our potential for future growth as our customers often expand their adoption of our platform over time based on an increased awareness of the value of our platform and products.

	As of December 31,
	2020	2021
Number of customers	300,000	400,000

Total ARR

Total ARR is ARR from all of our products. We define ARR as the annualized revenue run-rate of subscription agreements from all customers as of the last date of the specified period. We believe total ARR is an indicator of the scale of our entire platform.

	As of December 31,
	2020	2021
	$	$
Total ARR	488,716	589,000

Components of our Results of Operations

Revenue

We generate revenue from subscriptions to our investment research and analysis services that we make available through our online platform. Our subscriptions can range from monthly to one-year or multi-year arrangements and are generally non-cancellable during the contractual subscription term. Subscription revenue is recognized ratably over the contract terms beginning on the date our product is made available to customers, which typically begins on the commencement date of each contract.

Cost of Revenue

Cost of revenue consists primarily of personnel-related costs for our investment research and analysis team. We expect that cost of revenue will increase in absolute dollars, but may fluctuate as a percentage of total revenue from period to period, as we continue to invest in growing our business.

Operating Expenses

General and Administrative - General and administrative expenses primarily consist of personnel-related and consultant expenses, and other expenses necessary to maintain our daily operations and administer the business. We expect to increase the size of our general and administrative function to support the growth of our business. Following the completion of the Offering, we expect to incur additional general and administrative expenses as a result of operating as a public company. As a result, we expect the dollar amount of our general and administrative expenses to increase for the foreseeable future.

24

Research and Development – Research and development costs primarily consist of personnel-related and consultant expenses associated with our engineering personnel responsible for the design, development, and testing of our products and allocated overhead. We expect that our research and development expenses will continue to increase as we increase our research and development headcount to further strengthen and enhance our products and invest in the development of our software.

Sales and Marketing – Sales and marketing expenses primarily consist of personnel-related expenses and costs associated with marketing programs. Marketing programs include advertising, promotional events, and brand-building activities. Sales and marketing expenses also include personnel-related expenses and public cloud infrastructure costs associated with our free trials. We plan to increase our investment in sales and marketing over the foreseeable future, as we continue to hire additional personnel and invest in sales and marketing programs.

Stock Compensation Expense – We issue shares to our advisors and consultants as additional consideration for the services rendered. The shares are subject to vesting terms of 3-48 months. We recognize stock compensation expense on the issued and vested shares based on the active offering price of our shares at the date of grant.

Results of Operations

	December 31
	2021	2020

Net revenues	$497,392	$488,716

Operating Expenses:
General, administrative, and operations	2,265,576	1,071,737
Stock-based compensation	1,671,158	247,127
Research and development	286,627	292,548
Sales and marketing – customer list amortization	204,271	153,204
Sales and marketing	30,625	25,804
Total Operating Expenses	4,458,257	1,790,420

Loss from operations	(3,960,865)	(1,301,704)

Other Income/(Expense):
Interest expense	(44,409)	(6,674)
Interest expense - beneficial conversion feature	(282,693)	-
Others - net	2,967	901
Total Other Income/(Expense)	(324,135)	(5,773)

Provision for income taxes	-	-
Net loss	$(4,285,000)	$(1,307,477)

Comparison of the Years Ended December 31, 2020 and 2021

Revenue

Total revenue increased by $8,676, or 0.017%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in revenue was attributable principally to the growth from existing customers, and the remaining increase in revenue was attributable to new customers. During 2021, new customers accounted for approximately 50% of our growth and existing customers accounted for approximately 50% of our growth. In 2020, new customers accounted for approximately 80% of growth and approximately 20% was attributable to existing customers spending more with us.

25

Cost of Revenue

Total cost of subscription revenue increased by $212,331, or 375%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in cost of subscription revenue was driven by an increase in total revenue, attributable to an increase of $206.412 in personnel-related expenses and consultant costs and an increase of $5,919 in merchant fees.

Operating Expenses

General and Administrative

General and administrative expense increased by $1,193,839, or 111%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $1,002,622 in personnel-related and subcontractor expenses, an increase of $78,531 in dues and subscriptions, an increase of $36,422 in professional fees an increase of $21,272 in customer support expenses and an increase in $18,920 in Astralabs license fee.

Research and Development

Research and development expense decreased by $5,921, or approximately 2%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to an increase in personnel-related expenses as a result of increased headcount and higher development costs.

Stock Compensation Expense

Share-based compensation expense increased by $1,424,031, or 576%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in share-based compensation expense was a result of grants of restricted stock to new and existing advisors and consultants.

Sales and Marketing

Sales and marketing expense increased by $4,821, or 18.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in sales and marketing expense was attributable to the increase in professional fees.

Sales and marketing – customer list amortization

Customer list amortization amounting to $204,271 was recognized for the year ended December 31, 2021 resulting from customer list asset acquired from Early Investing, LLC.

Liquidity and Capital Resources

We are offering and selling to the public in the Offering up to 13,000,000 Company Offered Shares for a maximum offering amount of $13,000,000. As of March 31, 2022, we had sold 5,127,062 Offering Shares under the Offering, which includes 4,574,516 Company Offered Shares and 552,546 Selling Stockholder Shares. Of the Company Offered Shares, we sold 3,161,094 shares to investors in the Offering at a price of $1.00 per share for total cash consideration of $3,161,094, and sold and issued 1,413,442 shares upon the conversion of the 2021 Convertible Notes for total non-cash consideration of $1,130,753 or $0.80 per share, and the Company has realized an aggregate of $4,291,847 of consideration for all Company Offered Shares sold. The Selling Stockholders have received $552,546 from the sale of their Selling Stockholder Shares. We have used the cash proceeds that we received from the sale of the Company Offered Shares substantially as described under the heading “Use of Proceeds” in the offering statement. We will continue to depend upon the receipt of proceeds from the sale of Company Offered Shares in the Offering to fund our operations and growth strategies.

Since our inception, we have financed our operations primarily through sales of equity securities and cash generated from operations. Our principal uses of cash in recent periods have been funding our operations, investing in capital expenditures, and various business and asset acquisitions. As of December 31, 2021, our principal source of liquidity was cash which consists of cash in banks, bank deposits, and money market funds.

26

We believe our existing cash, cash equivalents, and short-term investments, together with cash provided by operations, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors including our revenue growth rate, subscription renewal activity, billing frequency, the timing, and extent of spending to support further sales and marketing and research and development efforts, the continuing market acceptance of our products and services, as well as expenses associated with our international expansion, the timing, and extent of additional capital expenditures to invest in existing and new office spaces. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

Cash Flows:

The following table presents summary cash flow information for the periods indicated.

	Year ended December 31,
	2020	2021
Net cash used in operating activities	$(617,121)	$(1,855,118)
Net cash provided by (used in) investing activities	(1,185)	(5,764)
Net cash provided by financing activities	$1,093,335	$1,478,733

Operating Activities

The operating activities resulted to a net cash outflow of $617,121 and $1,855,118 for the periods ended December 31, 2020 and December 31, 2021, respectively. This means that the cash used to fund the expenses for ordinary course of business exceeded the cash generated from sales.

Investing Activities

The net cash used in investing activities of $1,185 and $5,764 for the periods ended December 31, 2020 and December 31, 2021, respectively, was attributable to purchases of computer equipment ($1,169 in 2019 and $1,185 in 2020) and software ($2,961 in 2019 and $0 in 2020).

Financing Activities

The net cash provided by financing activities of $1,093,335 and $1,478,733 for the periods ended December 31, 2020 and December 31, 2021, respectively, was attributable to the following:

	December 31
	2021	2020

Proceeds from factoring loans	$310,252	$–
Repayments of factoring loans	(73,273)	–
Proceeds from issuance of convertible notes	829,444	270,300
Proceeds from issuance of Class A common stock	534,300	867,733
Offering costs	(121,990)	(44,698)
Net cash provided by financing activities	$1,478,733	$1,093,335

27

In 2021, the Company received $310,252 from non-bank entities for the sale of the Company’s future accounts receivable and repaid $73,273. The Company also issued convertible notes in the aggregate principal amount of $782,944 and received the $46,500 in escrow receivable from the convertible notes issued in 2020. In the offering conducted under Regulation A and D, the Company’s total gross proceed was $515,291 for the issuance of Class A common stock. Total offering costs incurred was $121,990. A warrant holder exercised the warrants to purchase Class A common stock for $19,009.

In 2020, the Company issued convertible notes in the aggregate principal amount of $316,800 and received $270,300 of such. In the offering conducted under Regulation Crowdfunding, the Company’s total gross proceed was $867,733 for the issuance of Class A common stock. Total offering costs incurred was $44,698.

Off-Balance Sheet and Other Arrangements

As of the date of this report, the Company does not have any off-balance sheet or similar arrangements.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Going Concern

Our financial statements appearing elsewhere in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2021, we had not yet generated profits nor significant revenues and have sustained net losses of $4,285,000 and $1,307,477 during the years ended December 31, 2021 and 2020, respectively. Our ability to continue as a going concern in the next twelve months is dependent upon our ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such proceeds to produce profitable operating results. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern.”

28

Accounting Principles

See Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this Annual Report for a discussion of accounting principles policies applied to our financial statements.

See Note 8, “Recent Accounting Pronouncements,” to our consolidated financial statements included elsewhere in this Annual Report for a discussion of recent accounting principles applied to our financial statements.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers and directors as of the date of this Annual Report:

Name	Age	Position
Christopher Lustrino	29	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Venkatachalam Sankaranarayanan Jr.	48	Vice President – Strategy
Ahmad Takatkah	40	Vice President – Investments
Howard Schneider	64	Chief Technology Officer

Andrew Gordon	69	Managing Director
James Bordewick	63	Chief Legal Officer
Daniel Waterman	34	Director
Cecilia Lenk	67	Director

Background Information about our Officers and Directors

Executive Officers

Christopher Lustrino is a founder of the Company and served as a manager and the chief executive officer of our Company prior to the Corporate Conversion and as our Chief Executive Officer, President, Chief Financial Officer, Treasurer and a director since the Corporate Conversion. From 2014 to 2017, he served as a consultant at LEK Consulting, where he focused on private equity due diligence. During 2016 to 2018, Chris was responsible for finance operations at Freebird, a travel tech startup. In 2016, Chris founded Simple.Innovative.Change, a Fintech publication focused on alternative investments and lending, and was a finalist for the 2018 LendIt Fintech Journalist of the Year.

Venkatachalam Sankaranarayanan, Jr. has served as our Vice President of Strategy since our acquisition of the assets of Early Investing in April 2020: Vin started his career as an online media entrepreneur and pioneer with USA TODAY where he worked from 1995 to 2005. He helped develop much of the content, content models, business models and technology in use today while working for Gannett’s two national publications -- USA WEEKEND and USA TODAY. He has founded several companies in the gaming space and continues to the gaming industry helping to enable new technologies for the space.

Ahmad Takatkah has served as our Vice President – Investments since January 2020. Ahmad comes to KingsCrowd with a blend of venture capital and data science experience. He holds an MBA, is a Kauffman Fellow and from 2009 to 2016, he worked in venture capital, with stops at N2V, Leap Ventures, and ArzanVC. He also spent three years at Carta, a leader in cap table management and private equity technology. In his free time, he runs his own VC and data science-focused blog: VCpreneur.com where he entertains and educates thousands of readers.

29

Howard Schneider has been our Chief Technology Officer since January 2020. Howard has spent the past 30 years co-founding various startups in the chief technology officer role, including several that ended in successful exits, including Bright Tiger Technologies, which was acquired by MacroMedia, Videominex, which was acquired by Iverify.us; and most notably Generate, Inc. which was acquired by Dow Jones. Howard spent two years as chief technology officer of the Dow Jones, Business Intelligence Group after the acquisition. With this time and experience in the financial services sector, Howard has gained significant understanding of financial technology and capital market requirements. Howard also Co-Founded Crowditz, which we acquired in 2018.

Andrew Gordon has served as our Managing Director since April 2020. After graduating from the London School of Economics, Andy worked with the U.S Department of Commerce, the CIA, and a K Street firm that monitored World Bank activities. He went on to consult on a series of infrastructure projects around the world. Following that, he worked with Dow Chemical, Lockheed Martin, and Bethlehem Steel to increase global sales. He also worked under the Governor of Maryland on global trade and investment initiatives. From there he joined a global investment advisory service and then a startup investment advisory service where he provided guidance to accredited investors, retail investors and crowdfunders.

James Bordewick has served as our Chief Legal Officer since April 2021. He began his career in private practice in Boston at Gaston Snow and Ely Bartlett and Ropes & Gray, before becoming the chief legal officer for MFS Investment Management’s fund business. After that, he worked at Bank of America as general counsel for its various asset management businesses and as chief compliance officer of these investment management business and its private bank. Jim then joined an equity crowdfunding portal as the head of operations, legal, and regulatory affairs in order to be part of the growing movement for increasing accessibility to private capital markets for all investors.

Non-Employee Directors

Cecilia Lenk has served as a director of our Company since 2018. Since 2017, she has served as the chief executive officer of NCI, a financial services firm where she oversees the general operation of the business. From 2012 through 2016, Cecilia was a creative strategist at FableVision, an education and media company. She also currently is a member of the LaunchPad Venture Group, an angel investor organization that invests in startup companies.

Daniel Waterman has served as a director of our Company since our inception. For the last five years, Mr. Waterman has served as the manager of Nantascot LLC, a private investment and real estate company. Mr. Waterman has been realtor at Coldwell Banker since 2015.

Advisory Board

We have an Advisory Board that provides advice relating to the following:

•	business strategy;

•	business development; and

•	capital raising.

Each of the members of our Advisory Board acts as an independent consultant and receives stock-based compensation for his or her services pursuant to the terms of consulting agreements between us and each advisor. Restricted stock granted to each advisor vests on a monthly basis.

30

As of the date of this Annual Report, the members of the Advisory Board are:

John Engle
Michael Even
John Fanning
Patrik Hellstrand
Barry Kurland
Jenn Lee
Caroline Mizumoto
Andrea Walne

Below is biographical information for each member of the Advisory Board.

John Engle - John Engle is the President of Almington Capital, a merchant banking and venture capital firm founded in 2013, which is reimagining the merchant banking concept. He is also a business adviser to Redcrow, an online private market focused on funding healthcare-related startups.

Mike Even is an investment professional with over 35 years of industry experience in various roles and organizations. Most recently, Mike was the Chairman of Man Numeric Investors in Boston and was a member of the Man Group Executive Committee. He joined Numeric in 2006 and served as President and CEO until December 2016. Prior to joining Numeric, Mike worked for Citigroup for nine years building a global asset management organization. After Citi merged with Travelers, he became global CIO of the Private Bank and eventually, global CIO for and Co-Head of Citigroup Asset Management, overseeing investment teams running more than $500 billion in client assets. Prior to joining Citigroup, Mike spent 13 years at Independence Investment Associates in Boston. Mike received a Bachelor of Arts degree in economics, a BS degree in operations research from Cornell University and a master’s degree in business from the Massachusetts Institute of Technology. Mike currently serves on the investment committees of the Massachusetts Pension Reserves Management Board (PRIM), the Whitehead Institute and the Trustees of the Reservation and on a few Boards and Advisory Boards.

John Fanning, founding chairman and CEO of napster, has been a pioneer in internet technologies for over 25 years. In addition to his work with napster on the distributed aggregation of content, he has introduced such net-related innovations as client-server game play, voice over IP, and auto-upgrading/authentication. Since 1994, he has founded numerous successful Internet ventures, including napster, NetGames and NetMovies.

Patrik Hellstrand, an entrepreneurial executive with broad experience working with lifestyle and luxury companies, is the CEO of Picadilly, a better-for-you salad bar organization making healthy foods accessible at an affordable price point within your grocery store. Prior to that, he was CEO of by CHLOE, a plant-based fast-casual restaurant brand based in New York, NY. He was also the Founder of SQInsight Hospitality, which was a hospitality service analytics and technology product development company, and is currently the founder and author of thrivewired (www.thrivewired.co), an original and curated content-driven site offering advice on tackling the challenges of excelling in a growing business while achieving a thriving life. He has a keen focus on growth strategies, revenue growth and customer-centricity.

Barry Kurland is currently the Chief Operating Officer at Cecelia Health, a venture-backed healthcare technology company focused on improving the lives and health outcomes of people living with diabetes and related chronic conditions. Previously he started up and scaled five businesses in emerging markets while a General Manager at Microsoft, was an Operating Partner at a venture capital firm that invested in technology-enabled business services, a VP of Early-Stage Product and Business Development at a NYSE listed corporate payment and business solutions company, and a Chief Operating Officer of several technology startups.

Jenn Lee was the Director of Technology of StreetAccounts. She built the tech behind the real time analytics platform that catered to the public markets, which was acquired by FactSet in 2012, where she spent time as Lead Software Engineer. She currently serves as Head of Technical Innovation at Amazon where she works on Audible features for Alexa. She has extensive experience in application and database architecture, Agile project management, as well as growing high-performing and diverse software engineering teams.

Caroline Mizumoto currently advises and invest in startups. In the past she spent time as an engineer and strategist at Twitter during its early scaling days in 2008. Following her time at Twitter she advised and invested in companies such as EveryLayer, Dekko, Lumoir and several others.

31

Andrea Lamari Walne is a General Partner at Manhattan Venture Partners, a venture fund and research-driven merchant bank with a refined focus on a portfolio comprising of majority secondary direct investments in pre-IPO companies. She leads the San Francisco regional office and is responsible for overseeing the firm’s growing West Coast presence and team. Working directly with more than 100 late-stage private companies, Ms. Walne has facilitated over $10 billion worth of transactions and secondary investments for mid and late-stage private companies. As one of the first female executives in the space, Ms. Walne has been leading private company liquidity in the secondary market since its early days, beginning her career as a co-founder of Forge (previously Equidate). Prior to joining MVP, she led the liquidity solutions team at Carta (previously eShares) spearheading the launch of CartaX. Before her involvement with Carta, she spent three years as the West Coast director for NASDAQ Private Markets, a division of Nasdaq, Inc., where she ran business development for this unit, bolstering NASDAQ’s presence by supporting late-stage, pre-IPO companies before they listed on the exchange. She has facilitated transactions for companies such as Slack, Uber, Stitch Fix, and PagerDuty.

Involvement in certain legal proceedings.

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Term of Office

All our directors will hold office until their successors have been elected and qualified or appointed or the earlier of their death, resignation or removal. Executive officers are appointed and serve at the discretion of the board of directors.

Family Relationships

There are no family relationships among our directors or officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which we refer to as the Board. We currently have three directors. Cecilia Lenk and Daniel Waterman were elected under the provisions of a Stockholders Agreement entered into by Nantascot and NCI. Under the terms of this Stockholders Agreement, the stockholders who are party to the Stockholders Agreement have agreed to vote for a Board comprised of three persons and to vote their respective shares to elect: one director designated by Nantascot, currently Mr. Waterman; and one director designated by NCI, currently Ms. Lenk. The Stockholders Agreement will terminate on the completion of a public offering from which we receive gross proceeds of $10 million.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system, which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the NASDAQ Marketplace Rules and the rules and regulations of the SEC. Under such rules, our Board has determined that none of the members of our Board are independent directors. In making such independence determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors, our Board considered the association of our directors with the holders of more than 5% of our common stock.

32

Committees

Our bylaws provide that our Board has the authority to appoint committees to perform certain management and administration functions; however, at this time, we are not required to and do not have any committees of the Board. The functions of an audit committee, a compensation committee or a nominating committee are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our Company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of our Company at any point in time. We have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined so as to support flexibility in the structure the Board by not requiring the separation of these roles.

Our Board currently believes that it is in the best interests of our Company to have our chief executive officer also serve as the chairman of the board. We believe that our chairman and chief executive officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, consultants, customers, suppliers, and other stakeholders. The extensive knowledge of the chief executive officer regarding our operations and industries and the markets in which we compete uniquely positions him to identify strategies and prioritize matters for board review and deliberation. Additionally, we believe the combined role of chairman and chief executive officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The chief executive officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the possibility of two spokespersons sending difference messages.

Our Board does not believe that combining the position creates significant risks, including any risk that the chairman and chief executive officer will have excessive or undue influence over the agenda or deliberations of the Board.

The chairman of the board provides guidance to the Board; facilitates an appropriate schedule for board meetings; sets the agenda for board meetings; presides over meetings of the Board; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform its duties.

The chief executive officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board seeks individuals with experience on tech company boards as well as experience with advertising, marketing, legal and accounting skills.

Board Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, and regulatory risks. While our management is responsible for day-to-day management of various risks we face, the Board, as a whole, is responsible for evaluating our exposure to risk and to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. We expect our Board to review and discuss policies with respect to risk assessment and risk management. The Board also has oversight responsibility with respect to the integrity of our financial reporting process and systems of internal control regarding finance and accounting, as well as its financial statements.

33

Limitation of Liability and Indemnification

Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our bylaws provide that we shall indemnify and hold harmless our directors and officers, to the fullest extent permitted by applicable law, except that we will not be required to indemnify or hold harmless any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by our board of directors. Under our bylaws, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

Our bylaws provide that we will pay expenses to any director or officer prior to the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the bylaws of or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2022, by:

(i)	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
(ii)	each director and each of our executive officers;
(iii)	all executive officers and directors as a group; and
(iv)	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock.

The number of shares beneficially owned by each stockholder as described in this Annual Report is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to vesting held by such person that will vest within 60 days of the date of this Annual Report, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

34

We have based our calculation of the percentage of beneficial ownership prior to the Offering computed on the basis of 41,844,309 shares of Class A Common Stock outstanding and 12,442,878 shares of our Class B common stock outstanding.

We have based our calculation of the percentage of beneficial ownership after the Offering on the basis of 52,771,119 shares of Class A Common Stock outstanding and 11,719,151 shares of our Class B common stock outstanding after giving effect to (i) the issuance and sale of 13,000,000 shares of Class A common stock by us in the Offering, (ii) assuming the sale by the Selling Stockholders of all shares offered by them, and (ii) the conversion of 1,000,00 shares of Class B common stock being offered by the Selling Stockholders into an equivalent number of shares of Class A common stock.

Unless otherwise indicated, the number of shares of common stock outstanding as of March 31, 2022 does not include shares of restricted that have been awarded under the 2020 Incentive Plan but that have not vested as of March 31, 2022 and will not have vested by May 31, 2022 (60 days from the date of this Annual Report).

	Number of Shares Beneficially Owned							Percentage of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Percentage
	Before Offering			After Offering				Before the Offering		After the Offering		of Total Voting
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock		Class A Common Stock		Class B Common Stock		Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock	Power After the Offering
Executive Officers and Directors:
Christopher Lustrino (1)	6,001,192	—		5,001,192	(2)	—		20.8%	—%	11.7	—%	3.1%
Venkatachalam Sankaranarayanan, Jr.	—	—		—		—		—%	—	—	—%	—%
Ahmad Takatkah (3)	381,487	—		381,487		—		1.3% %	—	0.9%	—%	0.2% %
Howard Schneider (4)	1,759,843	—		1,759,843		—		5.9% %	—	4.0%	—%	1.1% %
Andrew Gordon	—	—		—		—		—%	—	—	—%	—%
James Bordewick (5)	131,528			131,528				0.4% %		0.3%		0.1
Daniel Waterman (6)	—	—		—		—		—%	—%	—	—%	—%
Cecilia Lenk (8)	—	—		—		—		—%	—%	—	—%	—%
All directors and executive officers (8 persons)	10,572,375	12,719,151		9,572,375		11,719,151		36.2%	100.0	22.1%	100%	78.8%
5% or Greater Stockholders
Nantascot (10)	—	8,903,406	(8)	—		7,903,406	(9)	—%	76.0%	—	67.4%	49.1%
NCI (10)	—	3,815,745		—		3,815,745		—%	32.6%	—	32.6%	23.7%

*	Represents beneficial ownership of less than 1% of outstanding shares of the applicable class of common stock.

35

(1)	Includes 5,788,771 shares of Class A common stock and 212,421 restricted shares of Class A common stock that vest within 60 days of the date of March 31, 2022.
(2)	The number of shares in this column gives effect to the sale of 1,000,000 shares of Class A common stock offered by this stockholder in the Offering.
(3)	Includes 344,314 shares of Class A common stock and 37,174 restricted shares of Class A common stock that vest within 60 days of March 31, 2022.
(4)	Includes 1,684,637 shares of Class A common stock and 75,205 restricted shares of Class A common stock that vest within 60 days of March 31, 2022.
(5)

Includes 102,031 shares of Class A common stock and 29,497 restricted shares of Class A common stock that vest within 60 days of March 31, 2022 which are held in the name of Blaxton Equity Ventures, LLC, which is wholly owned by Mr. Bordewick.

(6)	Daniel Waterman, one of our directors, is the managing member of Nantascot. Does not include 8,903,406 shares of Class B common stock owned by Nantascot, LLC.
(7)	Cecilia Lenk, one of our directors, is the managing member of NCI. Does not include 3,815,745 shares of Class B common stock beneficially owned by NCI.
(8)	Mr. Waterman is the managing member of Nantascot LLC. The address for this entity is State Street Financial Center, 1 Lincoln Street, Boston MA 02111.
(9)

Of the shares of Class B common stock listed in this column as being held by the named stockholder, 1,000,000 shares are being offered in the Offering and when sold will be converted in 1,000,000 shares of Class A common stock.

(10)

The number of shares in this column gives effect to the sale of 1,000,000 shares of Class B common stock offered by this stockholder in the Offering, which will convert to shares of Class A common stock upon consummation of the sale of such shares.

(11)	Ms. Lenk is the managing member of NCI. The address for this entity is State Street Financial Center, 1 Lincoln Street, Boston MA 02111.

Item 5. Interest of Management and Others in Certain Transactions

Prior to the Corporate Conversion, Nantascot and NCI, were managers of the KingsCrowd LLC and owned 700,000 units (22%) and 300,000 units (10%), respectively, in our pre-conversion limited liability company. These entities were unwilling to proceed with the Corporate Conversion because it would require them to surrender their rights to receive distributions of income generated by the Company and allocations of profits and losses to which they were entitled under the limited liability company agreement that governed the Company at the time. In order to induce Nantascot and NCI to consent to the Corporate Conversion, we entered into agreements with each of them that provided for the issuance of shares of Class B common stock to be authorized in the corporation into which we would convert. The Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. After giving effect to the issuance of the Class B common stock to these entities, Nantascot controlled 58% of the voting power of our Company and NCI controlled 25% of the voting power of our Company. The Class A common stock and the Class B common stock are described under the heading entitled “Description of Securities—Common Stock.” A more detailed discussion of the Corporate Conversion is set forth under the heading entitled “Summary – Our Corporate History.”

Upon the consummation of the Corporate Conversion, Nantascot and NCI entered into a Stockholders Agreement under which they each agreed to vote in favor of the other party’s board nominee. This Stockholders Agreement will continue in force until the Company completes an underwritten public offering of its securities from which it raises at least $10 million in gross proceeds or until the parties own less than 50% of the outstanding voting power of the Company.

Item 6. Other Information

None

36

Item 7. Financial Statements

FINANCIAL STATEMENTS

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of KingsCrowd, Inc. Boston, Massachusetts
Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

Opinion

We have audited the financial statements of KingsCrowd, Inc. (“the Company”) (a Delaware corporation), which comprise the balance sheets as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of KingsCrowd, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of KingsCrowd, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated profits since inception, has sustained losses, has an accumulated deficit, and has negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about KingsCrowd, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of KingsCrowd, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about KingsCrowd, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

April 28, 2022

F-3

KINGSCROWD, INC.

BALANCE SHEETS

As of December 31, 2021 and December 31, 2020

	December 31
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$136,525	$518,674
Subscription receivable	230,991	-
Escrow receivable	598,568	46,500
Prepaid expense	-	5,770
Deposit	54,093	8,930
Deferred offering costs	17,000	-
Total Current Assets	1,037,177	579,874

Non-Current Assets:
Property and equipment, net	5,806	2,155
Intangible assets, net	299,555	462,357
Total Non-Current Assets	305,361	464,512

TOTAL ASSETS	$1,342,538	$1,044,386

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$72,182	$45,451
Deferred revenue	354,435	221,519
Factoring loans payable	236,979	-
Loan payable	1,849	1,849
Convertible notes payable	-	316,800
Interest payable	-	4,331
Acquisition payable, current portion	384,048	226,617
Other current liabilities	61,387	6,389
Total Current Liabilities	1,110,880	822,956

Non-current Liabilities:
Acquisition payable, net of current portion	278,766	386,197
Other non-current liabilities	6,389	6,389
Total Non-current Liabilities	285,155	392,586

Total Liabilities	1,396,035	1,215,542

Stockholders' Deficit:
Class A common stock, $0.0001 par value, 51,000,000 shares authorized, 35,083,420 and 28,626,662 shares issued and outstanding as of December 31, 2021 and 2020, respectively	3,510	2,863
Class B common stock, $0.0001 par value, 15,000,000 shares authorized, 12,683,313 and 12,719,151 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1,268	1,272
Additional paid-in capital	6,088,271	1,686,255
Accumulated deficit	(6,146,546)	(1,861,546)
Total Stockholders' Deficit	(53,497)	(171,156)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,342,538	$1,044,386

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

KINGSCROWD, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2021 and 2020

	December 31
	2021	2020

Net revenues	$497,392	$488,716

Operating Expenses:
General, administrative, and operations	2,265,576	1,071,737
Stock-based compensation	1,671,158	247,127
Research and development	286,627	292,548
Sales and marketing customer list amortization	204,271	153,204
Sales and marketing	30,625	25,804
Total Operating Expenses	4,458,257	1,790,420

Loss from operations	(3,960,865)	(1,301,704)

Other Income/(Expense):
Interest expense	(44,409)	(6,674)
Interest expense - beneficial conversion feature	(282,693)	-
Others - net	2,967	901
Total Other Income/(Expense)	(324,135)	(5,773)

Provision for income taxes	-	-
Net loss	$(4,285,000)	$(1,307,477)

Weighted average common shares outstanding
-Basic and Diluted	43,153,664	39,756,592

Net loss per common share
-Basic and Diluted	$(0.10)	$(0.03)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

KINGS CROWD, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

	December 31
	2021	2020
Cash flows from operating activities
Net loss	$(4,285,000)	$(1,307,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Customer list amortization	204,271	153,204
Depreciation and amortization	10,644	1,300
Warrant expense - Accelerator program expense	-	12,168
Stock-based compensation	1,671,158	247,127
Interest expense on convertible notes	26,831	-
Interest expense - beneficial conversion feature	282,693	-
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	-	5,700
(Increase)/Decrease in escrow receivable	59,034	-
(Increase)/Decrease in prepaid expense	5,770	6,204
(Increase)/Decrease in deposit	(45,163)	(4,275)
Increase/(Decrease) in accounts payable	26,730	38,881
Increase/(Decrease) in deferred revenue	132,916	212,937
Increase/(Decrease) in other current liabilities	54,998	17,110
Net cash used in operating activities	(1,855,118)	(617,121)

Cash flows from investing activities
Purchase of property and equipment	(5,764)	(1,185)
Net cash used in investing activities	(5,764)	(1,185)

Cash flows from financing activities
Proceeds from factoring loans	310,252	-
Repayments of factoring loans	(73,273)	-
Proceeds from issuance of convertible notes	829,444	270,300
Proceeds from issuance of Class A common stock	534,300	867,733
Offering costs	(121,990)	(44,698)
Net cash provided by financing activities	1,478,733	1,093,335

Net change in cash	(382,149)	475,029

Cash at beginning of the year	518,674	43,645
Cash at end of the year	$136,525	$518,674

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$7,893	$2,343
Cash paid for income tax	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Fair value of website asset acquired	$50,000	$-
Conversion of convertible notes payable to Class A common stock	$1,130,906	$-
Fair value of warrants issued	$-	$24,336
Exercise of warrants	$230,991	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

KINGS CROWD, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIT

For the years ended December 31, 2021 and 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	in Capital	Deficit	Deficit

Balance at December 31, 2019	20,773,706	$2,078	12,719,151	$1,272	$616,878	$(554,069)	$66,159
Issuance of common stock - Reg CF	6,131,572	613	-	-	867,120	-	867,733
Issuance of common stock - advisors	868,874	87	-	-	126,394	-	126,481
Issuance of common stock - consultants	852,510	85	-	-	120,561	-	120,646
Offering costs	-	-	-	-	(44,698)	-	(44,698)
Net loss	-	-	-	-	-	(1,307,477)	(1,307,477)
Balance at December 31, 2020	28,626,662	$2,863	12,719,151	$1,272	$1,686,255	$(1,861,546)	$(171,156)
Issuance of common stock - Reg A	1,133,731	113	(35,838)	(4)	1,097,783	-	1,097,892
Issuance of common stock - Reg D	75,000	8	-	-	74,992	-	75,000
Issuance of common stock - advisors	677,926	68	-	-	109,778	-	109,846
Issuance of common stock - consultants	1,715,535	172	-	-	1,523,369	-	1,523,541
Issuance of common stock - employees	37,771	4	-	-	37,767	-	37,771
Conversion of convertible notes payable	1,409,815	141	-	-	1,130,765	-	1,130,906
Warrant exercise	1,406,980	141	-	-	249,859	-	250,000
Interest expense - beneficial conversion feature	-	-	-	-	282,693	-	282,693
Offering costs	-	-	-	-	(104,990)	-	(104,990)
Net loss	-	-	-	-	-	(4,285,000)	(4,285,000)
Balance at December 31, 2021	35,083,420	$3,510	12,683,313	$1,268	$6,088,271	$(6,146,546)	$(53,497)

  .

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-7

KINGSCROWD, INC.

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

KingsCrowd, Inc. (the “Company”) is a corporation organized on December 14, 2017 under the laws of Delaware, and headquartered in Boston, Massachusetts. The Company was originally incorporated under the name Kings Crowd, LLC as a Delaware limited liability company. On December 28, 2020, the Company converted from a Delaware limited liability company to a Delaware corporation and changed its name from Kings Crowd, LLC to KingsCrowd, Inc.

The Company seeks to bring together ﬁnancial experts and technologists to help investors make more informed startup investment decisions on crowdfunding portals by providing the infrastructure for startup business investment decision making based on four key components:

•	Education - Providing expert editorial content in addition to “how-to" guides and tools.
•	Analytics - Offering standardized deal ratings and synthesized data analytics.
•	Research - Combining in-house market research with crowd-sourced research.
•	Recommendations - Providing "Top Deal” picks and access to expert network due diligence.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history. The Company has not yet produced profits and also has unknown impacts from the ongoing COVID-19 pandemic.

See accompanying Independent Auditor’s Report.

F-8

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2021 and 2020, the Company had cash of $0 and $96,769, respectively, in excess of federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors.

Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.

The Company had $0 accounts receivable as of December 31, 2021 and 2020.

Subscription Receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription receivable is reclassified as a contra account to stockholders’ equity on the balance sheet.

Escrow Receivable

Amounts held in escrow are recognized at estimated realizable value.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

F-9

Property and Equipment, Intangible Assets

Property and equipment and intangible assets are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of assets:

Computer equipment	3 years
Customer list	3 years
Website	3 years
Software	15 years

The useful lives and the depreciation and amortization methods are reviewed periodically to ensure that the periods and depreciation and amortization methods are consistent with the expected pattern of economic benefits from items of property and equipment and intangible assets.

There were no changes in the estimated useful lives of each of the Company’s items of property and equipment and intangible assets for the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

No impairment in value of property and equipment or intangible asset was recognized for the years ended December 31, 2021 and 2020.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts (or beneficial conversion features) to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts or beneficial conversion features under these arrangements are (i) amortized over the term of the related debt to their stated date of redemption or (ii) when based on a future contingent event, the beneficial conversion feature is deferred and recorded at the time when the contingency no longer exists.

See accompanying Independent Auditor’s Report.

F-10

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company collects revenues in advance for its membership subscriptions and initially records as deferred revenues. The Company has determined that its performance obligations in relation to these agreements with customers are satisfied through the passage of time of the underlying subscription period, which are monthly or annually. Monthly subscriptions are recognized upon completion of the month of service, while annual subscriptions are recognized monthly over the subscription period on a straight-line basis.

Contract Balances

A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). The Company collects payments from customers in advance and therefore no accounts receivable is recognized. However, the Company uses third parties for customer payments processing and there may be funds being held in escrow at the end of the reporting period. As of December 31, 2021 and 2020, $44,772 and $0 of revenues, respectively, were not yet closed out of escrow and therefore were recorded as escrow receivable in the balance sheet.

A contract liability is recognized if a payment is received or a payment is due (whichever is earlier) from a customer before the Company transfers the related goods or services. Contract liabilities are recognized as revenue when the Company performs under the contract (i.e., transfers control of the related goods or services to the customer). The Company has contract liabilities of $354,435 and $221,519 as of December 31, 2021 and 2020, respectively, recognized as deferred revenue in the balance sheets.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2021 and 2020 totaled $30,625 and $25,804, respectively.

See accompanying Independent Auditor’s Report.

F-11

Research and Development

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, advisors and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

See accompanying Independent Auditor’s Report.

F-12

The Company was a limited liability company through the December 28, 2020 conversion date. Accordingly, under the Internal Revenue Code, all taxable income or loss flowed through to its members through such date. Therefore, no provision for income tax has been recorded in the statements until the conversion date. Income from the Company was reported and taxed to the members on their individual tax returns. Upon the conversion to a corporation, the Company is now taxable as a corporation effective December 28, 2020.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share for each period.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $4,285,000 and $1,307,477 during the years ended December 31, 2021 and 2020, respectively, has an accumulated deficit of $6,146,546 as of December 31, 2021, and has incurred negative cash flows from operations for the years ended December 31, 2021 and 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

See accompanying Independent Auditor’s Report.

F-13

NOTE 4: NON-CURRENT ASSETS

As of December 31, 2021 and 2020, property and equipment and intangible assets consisted of the following:

	December 31, 2021
	Equipment	Software	Customer list	Website
Cost	$9,860	$2,961	$612,814	$50,000
Less: Accumulated depreciation and amortization	(4,054)	(411)	(357,475)	(8,334)
Net Book Value	$5,806	$2,550	$255,339	$41,666

	December 31, 2020
	Equipment	Software	Customer list	Website
Cost	$4,096	$2,961	$612,814	$-
Less: Accumulated depreciation and amortization	(1,941)	(214)	(153,204)	-
Net Book Value	$2,155	$2,747	$459,610	$-

Depreciation and amortization totaled $214,915 and $154,504 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, the cost of fully depreciated assets still being used amounted to $1,742 and $0, respectively.

NOTE 5: ACQUISITION

Early Investing

On March 20, 2020, the Company acquired 100% of the membership interests of Oxford Financial Publishing, LLC (the “Seller”) in Early Investing, LLC, a Maryland limited liability company, through an asset purchase agreement. The acquisition was accounted for using the asset purchase method, in which the fair value of the transaction is allocated and attributed to specific assets based on their relative fair value. No liabilities were assumed in the acquisition.

The Company determined that the transaction was an acquisition of asset which is the revenue-producing customer list. The revenue-producing activity of the acquired asset did not remain generally the same as before the transaction. The Seller retained the right to sell its own products to the customer list and is allowed to continue generating revenue from the customer list for a period of two years. Therefore, the full transaction value was attributed as a customer list asset.

The purchase price of the asset is 40% of the gross receipts generated by the Company from the customer list in the first year after the purchase, 25% in the second year and 10% in the third year. Based upon the revenue generated by the Company by marketing its Kings Crowd products to the customer list, for the period from May 2020 to January 2021, the Company estimates that average monthly revenues from the customer list will be $68,090 per month for the three-year period following the purchase. In accordance with ASC 450 where the contingent future liabilities under this agreement are probable and estimable, the Company has recorded an acquisition payable of $612,814, as an estimate of the three years of payments to be made to the Seller and has recorded a customer list asset of $612,814, amortized using the straight-line method over the three-year estimated useful life of the asset. The amortization was recorded as “sales and marketing – customer list amortization” operating expense in the statement of operations in the amount of $204,271 and $153,204 for the years ended December 31, 2021 and 2020, respectively.

See accompanying Independent Auditor’s Report

F-14

Crowdwise

On July 1, 2021, the Company entered into an agreement to purchase certain assets of Crowdwise, LLC, operated on the internet in connection with its website, for an aggregate consideration of $50,000, to be paid when the Company reaches $10,000,000 in its series A or on December 31, 2021 if $10,000,000 is never reached. The acquisition was accounted for using the asset purchase method, in which the fair value of the transaction is allocated and attributed to specific assets based on their relative fair value. No liabilities were assumed in the acquisition.

The assets acquired consisted of domains, brand/trademarks, images, software, social media accounts, contents and newsletter subscribers, of which the Company determined the full amount of fair value received in this transaction is attributed to the website and its underlying code and therefore the full transaction value was attributed as a website asset. The website asset is amortized over the three-year estimated useful life of the asset.

The parties verbally agreed to extend the payment due date of $50,000 to 2022, which was fully paid as of the issuance date of these financial statements.  Therefore, this was recorded as acquisition payable presented in the current liabilities section of the balance sheet as of December 31, 2021.

NOTE 6:  LOANS

In 2021, the Company entered into short-term agreements with non-bank entities under which future accounts receivable may be purchased for a discount. Repayments are made monthly and the loans are secured by Company's assets under the agreement’s terms. The Company received a total of $310,252 under such relationships and incurred fees of $48,711, which were recorded as a discount to the loans and are amortized over the 12-month contract term.   The Company repaid a total of $82,958, including $9,685 payment for fees, which was amortized to interest expense for the year ended December 31, 2021. The balance due as of December 31, 2021 was $236,979.

NOTE 7: CONVERTIBLE NOTES

The Company issued convertible notes in the aggregate principal amount of $1,099,744 and $316,800 as of December 31, 2021 and 2020, respectively. The notes accrued simple interest at 5% per annum through the maturity date. The notes were to mature on December 31, 2021, unless sooner converted into shares of the Company’s Class A common stock offered pursuant to the Company’s Regulation A offering.

On August 4, 2021, the Securities and Exchange Commission (“SEC”) qualified an offering by the Company of up to 15,000,000 shares of Class A common stock pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended. This triggered the conversion of the then outstanding principal amounting to $1,099,744 and accrued interest amounting to $31,162 into 1,409,815 shares of Class A common stock at a conversion rate of $0.80 per share.

The Company incurred interest expense of $26,831 and $4,331 on these convertible notes and recognized $282,693 and $0 of interest expense on beneficial conversion feature against its additional paid-in capital for the years ended December 31, 2021 and 2020, all respectively. As of December 31, 2021 and 2020, $0 and $46,500 of these subscribed notes were not yet closed out of escrow and therefore recorded as escrow receivable in the balance sheet.

See accompanying Independent Auditor’s Report

F-15

NOTE 8: EQUITY

Limited Liability Company to Corporate Conversion, Stock Split

At inception, the Company had a single class of common units authorized, of which 1,000 were granted to its founding members, and each unit has equal voting rights and proﬁt interests in the Company. These units have been issued to the founding members and were attributed zero value in these ﬁnancial statements. In June 2018, the Company effected a 2,000-for-1 reverse split, increasing the total granted units from 1,000 to 2,000,000.

In December 2020, the Company authorized 66,000,000 shares of $0.0001 par value common stock, including 51,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock, upon conversion to corporation, as discussed in Note 1. All membership interests in Kings Crowd, LLC, including unvested restricted units and unexercised warrants, were converted at a conversion rate of 12.71915097123437 shares of common stock for each membership unit. All shares and warrants reflected in these ﬁnancial statements are indicative of post-split ﬁgures and the par value of the issued shares was recorded with the offset to additional paid-in capital. These financial statements present the effect of this conversion retroactively as if it occurred on January 1, 2020.

As of December 31, 2021 and 2020, 12,683,313 and 12,719,151 shares of both Class A common stock and Class B common stock of the founders were issued and outstanding, and 317,979 and 1,589,894 shares of Class A common stock remained subject to vesting terms, all respectively.

Through the date of conversion to corporation, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Common Stock

The Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The two classes of common stock generally vote together as a single class on all matters submitted to a vote of the stockholders, except as otherwise required by law and the certificate of incorporation. The two classes of common stock participate ratably, meaning that each share of common stock is treated equally, with respect to dividends and distributions declared by the board of directors and in any distribution of the Company’s assets available for distribution to the stockholders upon any liquidation or winding up of the Company. Each outstanding share of Class B common stock is convertible into one fully paid and nonassessable share of Class A Common stock (i) at any time at the option of the holder or (ii) automatically upon the consummation by the Company of an underwritten public offering of the Company’s securities from which the Company receives gross proceeds in excess of $10,000,000.

Shares Issued for Services

The Company grants restricted stock awards to employees and non-employee advisors and consultants which are subject to vesting terms of 3-48 months.

See accompanying Independent Auditor’s Report

F-16

A summary of restricted stock awards granted by the Company is as follows:

	December 31
	2021	2020
Balance at beginning of the year	7,881,498	5,563,115
Granted	4,276,625	2,318,383
Forfeited	(146,875)	-
Balance at end of the year	12,011,248	7,881,498

*3,054,199 shares of Class A common stock issued in 2018 have been attributed zero value in these ﬁnancial statements; of such, 322,890 and 1,086,440 shares remained subject to vesting terms as of December 31, 2021 and 2020, respectively. The remaining 119,891 shares were attributed a fair value based on the active offering price of the Company’s shares of common stock at the issuance date. Of such, 0 and 29,974 shares remained subject to vesting terms as of December 31, 2021 and 2020, respectively.

For the years ended December 31, 2021 and 2020, 2,431,232 and 1,721,384 shares of Class A common stock were issued, 2,461,206 and 1,761,347 shares vested and $1,671,158 and $247,127 were recorded as stock-based compensation expense in the statement of operations, all respectively. As of December 31, 2021 and 2020, 3,949,936 and 2,281,392, shares of Class A common stock remained subject to vesting terms, respectively.

Regulation Crowdfunding Offering

In 2018, the Company conducted two securities offerings under Regulation Crowdfunding, where the Company sold a total of 1,512,002 shares of Class A common stock for gross proceeds of $139,899. Of such, 1,378,095 shares of Class A common stock were issued for gross proceeds of $121,350 and 133,907 shares of Class A common stock were issued for gross proceeds of $18,549.

In 2019, the Company issued a total of 1,131,814 shares of Class A common stock for gross proceeds of $160,173.

In 2020, the Company raised gross proceeds of $867,733 for the issuance of 6,131,572 shares of Class A common stock.

Regulation A and D Offering

In 2021, the Company qualified to offer up to 15,000,000 shares of Class A common stock under Regulation A. Of the 15,000,000 shares of Class A common stock being offered, (i) the Company is offering up to an aggregate of 13,000,000 newly issued shares of Class A common stock and (ii) certain selling stockholders are offering up to an aggregate of 2,000,000 shares of Class A common stock currently outstanding (“Regulation A Offering”). The shares being offered by one of the selling stockholders are held as shares of Class B common stock, which shares will convert into shares of Class A common stock upon the sale of such shares in the Regulation A Offering. The Company issued new shares of Class A common stock totaling 1,097,893 for gross proceeds of 1,097,893 at a price per share of $1.00 and the selling stockholders sold 35,838 shares of Class A common stock and 35,838 shares of Class B common stock. As of December 31, 2021, $598,568 were not yet closed out of escrow and therefore recorded as escrow receivable in the balance sheet.

The Company also issued 75,000 shares of Class A common stock under the Regulation D.

See accompanying Independent Auditor’s Report

F-17

Warrant Exercise

As discussed in Note 9, the new warrant holders exercised the warrants in December 2021 for the purchase a total of 1,406,980 shares of Class A common stock for total proceeds of $250,000. As of December 31, 2021, $230,991 were not yet received and therefore recorded as subscription receivable in the balance sheet.

Conversion of Convertible Notes Payable

As discussed in Note 7, the qualified financing was triggered in August 2021 and the then outstanding principal amounting to $1,099,744 and accrued interest amounting to $31,162 were converted into 1,409,815 shares of Class A common stock at a conversion rate of $0.80 per share.

Other Issuances

In 2018, the Company issued 1,148,756 shares of Class A common stock in conjunction with an asset purchase agreement. These shares were valued at $162,517 and recognized as a contribution to equity.

In 2019, the Company issued 353,287 shares of Class A common stock to an investor for gross proceeds of $50,000.

As of December 31, 2021 and 2020, 35,083,420 and 28,626,662 shares of Class A common stock and 12,683,313 and 12,719,151 shares of Class B common stock were issued and outstanding, all respectively. Certain stock issuances were under restricted unit purchase agreements which stipulated repurchase options subject to vesting schedules dependent upon the stockholders’ continued service to the Company, with the repurchase price set at the issuance price per share. As of December 31, 2021 and 2020, 4,590,805 and 4,957,726 shares of Class A common stock were unvested and remained subject to the repurchase option, respectively.

NOTE 9: WARRANTS

In connection with the license agreement discussed in Note 11, the Company issued 1,406,980 warrants in December 2019. Each warrant entitles the holder to purchase one preferred unit of the Company at an exercise price of approximately $0.18 per unit up until December 2021. The number of preferred units or warrant price will be adjusted in the event of any preferred unit dividend, splits or recapitalization of the Company. If at the time of exercise, no preferred units had been issued, then the warrants would be exercisable for the same class of units issued to the other members. The Company did not issue any preferred unit in Kings Crowd, LLC prior to the corporate conversion.

The Company determined the grant date fair value of these warrants under a Black-Scholes calculation to be $24,336, and recognized such to additional paid-in capital. The Company recognized $12,168 as general and administrative expense for the year ended December 31, 2020.

In 2021, the holder of the warrants transferred its rights to other entities (“new holders”). The new holders exercised the warrants in December 2021 and purchased a total of 1,406,980 shares of Class A common stock for total proceeds of $250,000.

See accompanying Independent Auditor’s Report

F-18

NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on the financial reporting and disclosures.

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. Management believes that the adoption of ASU 2016-16 has no impact on the Company’s financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company has adopted this standard effective January 1, 2019.

In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, which changes the fair value measurement disclosure requirements of ASC 820. This update is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years. The adoption of ASU 2018-13 did not have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The adoption of ASU 2018-15 did not have a material impact on the Company’s financial statements.

See accompanying Independent Auditor’s Report

F-19

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 11: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

General

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

License to Purchase Agreement

The Company entered into an agreement to license an intellectual property for 16 months beginning December 1, 2019. The Company agreed to pay a monthly fee of approximately 25% of certain revenues generated from the licensed assets. When the aggregate of the fee paid each month reaches a total of $150,000, the Company agreed to pay an additional 1% of revenue per year until either the Company has paid to the licensor the sum of $1,000,000, or the Company is acquired in a positive transaction, which would be in addition to 5% of the outstanding membership interest units of the Company as of March 31, 2021. Upon which time, the full ownership of all licensed intellectual property shall transfer to the Company.

The Company had paid $9,642 and $22,043 during the years ended December 31, 2021 and 2020, respectively, and recorded these costs as general and administrative expense in the statement of operations. The aggregate payment as of December 31, 2021 is $31,685. The Company and the licensor are currently discussing modification of the terms of the contract.

See accompanying Independent Auditor’s Report

F-20

NOTE 12: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to cash to accrual differences and net operating loss carryforwards. As of December 31, 2021 and 2020, the Company had net deferred tax assets before valuation allowance of $722,481 and $544, respectively. The following table presents the deferred tax assets by source:

	December 31
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$716,692	$988
R&D credit	-	309
Depreciation and amortization	-	(552)
Cash to accrual differences	5,789	(201)
Valuation allowance	(722,481)	(544)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required as the Company has not yet generated income since inception. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 24.95%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2021 and 2020, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $2,872,514 and $3,959, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

See accompanying Independent Auditor’s Report

F-21

NOTE 13: SUBSEQUENT EVENTS

Regulation A Offering

Through the issuance of these financial statements, the Company raised gross proceeds of $575,000 through the issuance of 575,000 shares of Class A common stock, in the aggregate, at a price per share of $1.00 under the Regulation D offering.

Management’s Evaluation

Management has evaluated subsequent events through April 30, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-23

Item 8. Exhibits

Exhibit Number	Description	Location Reference
1.1	Second Amended and Restated Offering Listing Agreement between OpenDeal Broker LLC and the Company.	#
2.1	Plan of Conversion with respect to the conversion of KingsCrowd LLC into KingsCrowd, Inc. dated December 28, 2020.	#
2.2	Certificate of Incorporation of KingsCrowd, Inc.	#
2.3	Bylaws of KingsCrowd, Inc.	#
3.1	Securities Purchase Warrant issued by the Company to Newchip, Inc.	#
4.1	Form of Subscription Agreement	#
4.2	Form of Irrevocable Power of Attorney of Christopher Lustrino	#
4.3	Form of Irrevocable Power of Attorney of Nantascot LLC	#
5.1	Agreement between Nantascot LLC and the Company dated December 28, 2020.	#
5.2	Agreement between Netcapital Inc. and the Company dated December 28, 2020.	#
5.3	Stockholders Agreement between Nantascot LLC and Valuesetters LLC dated December 28, 2020.	#
5.4	Contract of Sale between Crowditz, LLC and the Company dated November 7, 2018.	#
5.5	License to Purchase Agreement between Newchip Inc. and the Company dated December 2, 2019	#
5.6	Assignment Agreement between Oxford Financial Publishing, LLC and the Company dated March 29, 2020	#
5.7	Transition Services Agreement between Oxford Financial Publishing, LLC and the Company dated April 3, 2020.	#
5.8	Form of Note Purchase Agreement and Convertible Promissory Note between the Company and certain investors during the period December 2020 through March 2021.	#
5.9	Employment Agreement between Venkatachalam Sankaranarayanan Jr. and the Company dated April 1, 2020.*	#
5.10	Employment Agreement between Andrew Gordon and the Company dated April 1, 2020.*	#
5.11	Consulting Agreement between Ahmad Takatkah and the Company dated January 13, 2020.	#
5.12	Consulting Agreement between Howard Schneider and the Company dated January 13, 2020.	#
5.13	Consulting Agreement between Sean O’Reilly and the Company dated June 6, 2018.	#
5.14	2020 KingsCrowd, Inc. Incentive Plan and award agreements thereunder.*	#
5.15	Lease Agreement between Regus Management Group, LLC and the Company for office space in San Francisco, California.	#
8.1	Escrow Agreement between Prime Trust, LLC and the Company dated August 4, 2021.	#
11.1	Consent of Fruci & Associates, II	●

#	Previously filed.
*	Indicates a management contract or any compensatory plan, contract or arrangement.
●	Filed herewith

37

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KingsCrowd, Inc.

Date: May 2, 2022	By:	/s/ Christopher Lustrino
	Name:	Christopher Lustrino
	Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Christopher Lustrino	President	May 2, 2022
	Christopher Lustrino	(Principal Executive Officer and Principal Financial Officer)

38